UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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CMS Energy Corporation

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SEC 1913 (02-02)

CMS ENERGY CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 21, 2010

To Fellow Shareholders of CMS Energy Corporation:

The Annual Meeting of Shareholders of CMS Energy Corporation (the “Corporation”) will be held on Friday, May 21, 2010, at 9:00 A.M., Eastern Daylight Saving Time, at our corporate headquarters located at One Energy Plaza, Jackson, Michigan 49201. The purposes of the annual meeting are to:

(1)	Elect 10 members to the Corporation’s Board of Directors;

(2)	Consider a proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the year ending December 31, 2010;

(3)	Consider two shareholder proposals set forth at pages 37-40 in the accompanying proxy statement; and

(4)	Transact such other business as may properly come before the annual meeting, in accordance with the procedures required to be followed under our Bylaws.

The Board of Directors recommends a vote “FOR” proposals 1 and 2 and a vote “AGAINST” the shareholder proposals. The proxy holders will use their discretion on other matters that may arise at the annual meeting.

Our annual report to the shareholders for the year 2009, including the Form 10-K with our consolidated financial statements, has been furnished to you.

If you were a shareholder of record at the close of business on March 26, 2010, you are entitled to vote. Every vote is important. Please vote using a touch-tone telephone, the Internet, or by signing and returning the enclosed proxy card. You can help minimize our costs by promptly voting via telephone or the Internet. We strongly encourage you to cast your proxy vote and exercise your right as a shareholder.

All shareholders are invited to attend our annual meeting. Shareholders interested in attending the annual meeting must present proof of current CMS Energy stock ownership (such as a recent account statement) and photo identification prior to being admitted to the meeting.

By Order of the Board of Directors

Catherine M. Reynolds
Corporate Secretary

CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201

April 9, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 21, 2010.

The proxy statement and annual report to shareholders are available at: www.cmsenergy.com.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2010 ANNUAL MEETING AND VOTING	Page 1
CORPORATE GOVERNANCE	Page 4
Background	Page 4
Boards of Directors	Page 4
Board Leadership Structure / Risk Oversight Function / Compensation Risk	Page 4
Director Independence	Page 5
Majority Voting Standard	Page 6
Codes of Ethics	Page 6
Board Communication Process	Page 6
Related Party Transactions	Page 7
Board and Committee Information	Page 7
PROPOSAL 1: ELECT 10 MEMBERS TO THE CORPORATION’S BOARD OF DIRECTORS	Page 12
VOTING SECURITY OWNERSHIP	Page 15
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	Page 16
COMPENSATION DISCUSSION AND ANALYSIS	Page 16
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT	Page 24
COMPENSATION TABLES	Page 25
REPORT OF THE AUDIT COMMITTEE	Page 36
FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Page 36
PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Page 37
SHAREHOLDER PROPOSALS	Page 37
2011 PROXY STATEMENT INFORMATION	Page 40

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2010 ANNUAL MEETING AND VOTING

The Board of Directors of CMS Energy Corporation (“CMS” or the “Corporation”) solicits your proxy for our Annual Meeting of Shareholders. We are first mailing this proxy statement and the enclosed proxy card to shareholders on or about April 12, 2010.

The terms “we” and “our” as used in this proxy statement generally refer to CMS and its collective affiliates, including its principal subsidiary, Consumers Energy Company (“Consumers”). While established, operated and regulated as separate legal entities and publicly traded companies, CMS and Consumers historically have had the same individuals serve as members of both Boards of Directors and Committees of the Boards and adopted coordinated director and executive compensation arrangements and plans as well as auditing relationships. The two companies also historically have significant overlap in executive management. Thus, in certain contexts in this proxy statement, the terms “we” and “our” refer to each of CMS and Consumers and satisfy their respective disclosure obligations. In addition, the disclosures frequently reference “Boards” and “Committees” and similar plural presentations to reflect these parallel structures of CMS and Consumers.

Q:	What are the purposes of this annual meeting?

A:	At the meeting, our shareholders will be asked to:

(1) Elect 10 members to the Corporation’s Board of Directors. The nominees are: Merribel S. Ayres, Jon E. Barfield, Stephen E. Ewing, Richard M. Gabrys, David W. Joos, Philip R. Lochner, Jr., Michael T. Monahan, John G. Russell, Kenneth L. Way, and John B. Yasinsky (see Proposal 1 found later in this proxy statement);

(2) Ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent public accounting firm for the year 2010 (see Proposal 2 found later in this proxy statement);

(3) Consider two shareholder proposals set forth at pages 37-40 in the proxy statement; and

(4) Transact such other business as may properly come before the annual meeting, in accordance with the procedures required to be followed under our Bylaws. The Board of Directors knows of no other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

Q:	Who is entitled to vote at the annual meeting?

A:	Only shareholders of record at the close of business on March 26, 2010 are entitled to vote at the annual meeting. As of March 26, 2010, the Corporation’s outstanding securities entitled to vote at the annual meeting consisted of a total of 228,041,053 shares of Common Stock ($.01 par value). Each outstanding share is entitled to one vote on all matters that come before the annual meeting. All shares represented by valid proxies will be voted at the annual meeting.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:	If your shares are registered directly in your name you are considered the shareholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described under “How do I vote my shares?” below. If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, stock exchange rules will determine whether your broker may vote your shares without first receiving instructions from you on an item being presented to shareholders for approval at the annual meeting.

Q:	Who may attend the annual meeting and are there any requirements I must meet in order to attend the meeting in person?

A:	Any shareholder of record as of March 26, 2010 may attend. You will be asked to register upon arrival at the meeting and will be required to present proof of current stock ownership (such as a recent account statement) and photo identification (such as a driver’s license) prior to being admitted to the meeting.

Q:	How do I vote my shares?

A:	If you hold your shares in your own name as a shareholder of record, you may vote by telephone, through the Internet, by mail or by casting a ballot in person at the annual meeting.

• To vote by telephone or through the Internet, follow the instructions attached to your proxy card.

• To vote by mail, complete your proxy card, sign and date it, and return it in the enclosed, postage-paid envelope.

You can help minimize our costs by promptly voting via telephone or the Internet.

If your shares are voted by proxy, the shares will be voted as you instruct. If you sign and return your proxy card, but do not give any specific voting instructions on your proxy card, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the meeting.

If your shares are held in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should provide a voting instruction form for you to use in directing it how to vote your shares.

Q:	Can I change my vote after I have voted or can I revoke my proxy?

A:	Yes. If you are a shareholder of record, you can revoke your signed proxy card at any time before it is voted at the annual meeting, either by signing and returning a proxy card with a later date or by attending the annual meeting in person and changing your vote prior to the start of the meeting. If you have voted your shares by telephone or the Internet, you can revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last telephone or Internet vote.

If you are the beneficial owner of your shares, you may submit new voting instructions to your broker, bank or other nominee.

Q:	Is my vote confidential?

A:	Yes, CMS shareholder voting is confidential (except as may become necessary to meet applicable legal requirements or in the event a proxy solicitation in opposition to the election of the Corporation’s Board nominees is initiated). This is true for all beneficial holders. Confidentiality of the proxy voting process means:

• Anyone who has access to voting information will not discuss how any individual shareholder votes;

• Proxy cards and proxy forms are to be kept in a secure area so that no one has access to them except for the persons assigned to handle and tabulate the proxies;

• Whether a shareholder has or has not voted and how a shareholder votes is confidential;

• Any comments provided by shareholders are confidential. Certain specific comments and summaries of comments are provided to management, the Boards, or appropriate Committees of the Boards, but there is no disclosure of who made the comments;

• Proxy voting tabulations will be provided to management and to others as appropriate, but the results provided will be only totals and meaningful subtotals; and

• The confidentiality policy discussed above relates to all beneficial holders, although banks and brokers who hold shares on behalf of others will continue to be subject to proxy solicitation rules as is standard in the industry.

Q:	What constitutes a quorum at the annual meeting?

A:	The presence of the holders of a majority of the outstanding shares of common stock in person or by proxy at the annual meeting will constitute a quorum, which is needed to transact any business.

Q:	How are votes counted for each item?

A:	The determination of approval of corporate action by the shareholders is based on votes “for” and “against” (or “withhold authority” in the context of the election of directors). In general, abstentions are not counted as “against” or “withhold authority” votes but are counted in the determination of a quorum.

With respect to Proposal 1 below, the election of each director requires approval from a majority of the shares voted (see Corporate Governance, Majority Voting Standard later in this proxy statement for additional information about the application of this standard). On Proposal 2 and the shareholder proposals, approval requires votes “for” by a majority of the shares voted.

Under the New York Stock Exchange, Inc. (“NYSE”) listing standards, if your broker, bank or other nominee holds your shares in its name and does not receive voting instructions from you, your broker, bank or other nominee has discretion to vote these shares on certain “routine” matters, such as the ratification of the independent registered public accounting firm. However, on director elections (Proposal 1) and other non-routine matters, such as the shareholder proposals, your broker, bank or other nominee must receive voting instructions from you, as they do not have discretionary voting power for those particular items. These “broker discretionary votes” are counted toward establishing a quorum. On “routine” matters, broker discretionary votes are counted toward determining the outcome on those “routine” matters.

Q:	What is “householding” and how does it affect me?

A:	The Securities and Exchange Commission (“SEC”) permits us to deliver a single copy of the annual report and proxy statement to shareholders who have the same address and last name. Each shareholder will continue to receive a separate proxy card. This procedure, called “householding,” will reduce the volume of duplicate information you receive and reduce our printing and postage costs. A shareholder wishing to receive a separate annual report or proxy statement can notify CMS at the address or telephone number below. Similarly, shareholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting our Investor Services Department, One Energy Plaza, Jackson, Michigan 49201, telephone 517-788-1868.

Q:	Can I access CMS’ proxy materials via the Internet rather than receiving them in printed form?

A:	Yes. We offer shareholders of record the opportunity to access the proxy materials over the Internet rather than in printed form. You may access these materials at the following Internet address: www.cmsenergy.com. This gives shareholders faster delivery of these documents and saves CMS and its shareholders the cost of printing and mailing these materials.

Q:	Who pays the cost of soliciting proxies?

A:	The cost of solicitation of proxies will be borne by CMS. Proxies may be solicited by officers and other employees of CMS or its subsidiaries or affiliates, personally or by telephone, facsimile, Internet, or mail. We have arranged for Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will amount to approximately $10,000, plus incidental expenses. We may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding the proxy material to the beneficial owners of CMS Common Stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

Q:	How does a shareholder recommend a person for election to the Boards of Directors for the 2010 annual meeting?

A:	Shareholders can submit recommendations of nominees for election to the Boards of Directors. Shareholders’ recommendations will be provided to the Governance and Public Responsibility Committees for consideration. The information that must be included and the procedures that must be followed by a shareholder wishing to recommend a director candidate for the Boards’ consideration are the same as the information that would be required to be included and the procedure that would be required to be followed under our Bylaws if the shareholder wished to nominate that candidate directly. You may access the Bylaws at www.cmsenergy.com/corporategovernance. Accordingly, any recommendation submitted by a shareholder regarding a director candidate must be submitted within the time frame provided in the Bylaws for director nominations and must include (a) a statement from the proposed nominee that he or she has consented to the submission of the recommendation and (b) such other information about the proposed nominee that would be required by our Bylaws to be included in a notice to CMS were the shareholder intending to nominate such proposed nominee directly. Shareholders should send their written recommendations of nominees c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201.

CORPORATE GOVERNANCE

Background

The CMS and Consumers Boards of Directors have adopted Corporate Governance Principles (the “Principles”) that contain long-standing corporate and Board practices as well as SEC and NYSE standards. The Principles detail the role of the Boards and their Committees, the selection and role of the Chief Executive Officer (“CEO”), the composition and meeting procedures of the Boards and their Committees, as well as Board and Committee compensation and self-evaluation guidelines. The Boards have adopted Charters for each of their standing Committees, except the Executive Committees, that detail their purposes and duties, composition, meetings, resources and authority as well as other aspects of Committee activities. The Governance and Public Responsibility Committees are responsible for overseeing and reviewing the Principles at least annually, and recommending any proposed changes to the Boards for approval. Each Committee also reviews its Charter annually and recommends changes to the Governance and Public Responsibility Committee for review and recommendation to the Boards for approval.

The current versions of our Principles, the Charters of our standing Committees (other than the Executive Committees), and other corporate governance information, including our Employee and Director Codes of Conduct are available through our website at www.cmsenergy.com/corporategovernance.

Boards of Directors

The Boards provide oversight with respect to our overall performance, strategic direction and key corporate policies. They approve major initiatives, advise on key financial and business objectives, and monitor progress with respect to these matters. Members of the Boards are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by our CEO, Chief Financial Officer (“CFO”) and other officers. The Boards have five standing Committees, the principal responsibilities of which are described later in this document.

Board Leadership Structure / Risk Oversight Function / Compensation Risk

The Principles provide that the Boards have determined, for the present time, it is in the best interest of the Corporation to keep the offices of CEO and Chairman of the Boards (“Chairman”) separate to enhance oversight responsibilities. The Boards believe that this leadership structure promotes independent and effective oversight of management on key issues relating to long-range business plans, long-range strategic issues and risks. In addition, when the Chairman is not considered independent under NYSE rules and our Principles, a Presiding Director is chosen by the independent directors, from among the independent directors, to coordinate the activities and preside at the executive sessions attended only by the independent members of the Boards. Mr. Whipple, the current Chairman, is not a member of management but as the former CEO he is not considered independent; therefore, Mr. Paquette serves as the Presiding Director. Following the Annual Meeting on May 21, 2010, the Boards intend to elect Mr. Joos to serve as non-executive Chairman (who will not be considered independent) and the independent directors have selected Mr. Lochner to replace Mr. Paquette as Presiding Director (Mr. Whipple and Mr. Paquette are not standing for re-election to the Boards, having both attained the mandatory retirement age of 75).

The Boards’ risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Corporation including operational, legal, regulatory, financial, strategic, compliance and reputational risks. In May 2009, the Executive Committee (consisting of the Chairman and the Chairs of the standing Committees of the Boards) met and reviewed the various risks faced by the Corporation to ensure that appropriate risk oversight processes were in place. The Corporation’s Executive Director of Risk explained the Corporation’s risk management practices, process and risk profile. In addition, the Executive Committee reviewed the risk oversight function of each Committee of the Boards and the adequacy of the level of risk management information presented to the full Boards. They determined the Boards would also receive a semi-annual risk management review from the Corporation’s Executive Director of Risk which would be in addition to the risk functions performed by the various Committees of the Boards. The risk oversight functions performed by the Committees include (1) review risks associated with the Corporation’s operating and financial activities which have an impact on its financial and other disclosure reporting as well as review policies on risk assessment, control and accounting risk exposure by the Audit Committees; (2) review and approve risk management policies by the Finance Committees; and (3) review risk controls related to the Corporation’s executive compensation structure and policies by the Compensation and Human Resources Committees.

Management has undertaken a comprehensive review of the compensation policies and practices throughout the organization in order to assess the risks presented by such policies and practices. Following such review we have determined that such policies and practices are not reasonably likely to have a material adverse effect on the Corporation. Management’s analysis and determination were reviewed by the Compensation and Human Resources Committees.

Director Independence

In accordance with NYSE standards and the Principles adopted by the Boards, a majority of the directors of each Board must be independent. A director is independent if the Boards affirmatively determine that he or she has no material relationships with CMS or Consumers and otherwise satisfies the independence requirements of the NYSE and our more stringent director independence guidelines included in our Principles posted at www.cmsenergy.com/corporategovernance. A director is “independent” under the NYSE listing standards if the Boards affirmatively determine that the director has no material relationship with CMS or Consumers directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers. The Boards have established categorical standards to assist them in determining director independence. According to these standards, a director is independent if:

•	The director has no material relationship with CMS or Consumers (either directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers);

•	During the last three years, the director has not been an employee of CMS or Consumers, and an immediate family member of the director is not, and has not been within the last three years, an officer of CMS or Consumers;

•	During the last three years, the director or his or her immediate family member has not received more than $25,000 in direct compensation during any twelve-month period from CMS or Consumers other than payments for Board and Committee service or pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	The director or his or her immediate family member is not a current partner of a firm that is the internal or external auditor of CMS or Consumers; the director is not a current employee of such a firm; the director does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on the audit of CMS or Consumers within that time;

•	The director or his or her immediate family member is not, and has not been within the last three years, employed as an officer by another company where any of the present officers of CMS or Consumers at the same time serves or served on that company’s compensation committee; and

•	The director is not a current employee, and his or her immediate family member is not a current executive officer, of an entity that has made payments to or received payments from CMS or Consumers in an amount which exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other entity or CMS or Consumers in any of the last three fiscal years.

The Boards undertook their annual review of director and committee member independence, including a review of each director’s charitable affiliations vis-à-vis CMS and Consumers charitable contributions, including matching contributions, at their March 2010 meetings. During this review, the Boards considered any transactions, relationships or arrangements as required by the director independence guidelines included in our Principles of each non-employee director. The Boards concluded that except for Mr. Whipple, the non-employee directors had no material relationships with either CMS or Consumers directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers. With respect to Mr. Whipple, the Boards considered the payment in 2007 of certain phantom stock units (which Mr. Whipple was awarded in 2004 while CEO) and determined that, based on those payments, they would not consider Mr. Whipple to be independent for governance purposes. The Boards affirmed the “independent” status (in accordance with the listing standards of NYSE and the Principles) of each of the following 10 directors: Merribel S. Ayres, Jon E. Barfield, Stephen E. Ewing, Richard M. Gabrys, Philip R. Lochner, Jr., Michael T. Monahan, Joseph F. Paquette, Jr., Percy A. Pierre, Kenneth L. Way, and John B. Yasinsky. Messrs. Joos and Russell are not independent due to their employment relationship with the Corporation.

Directors Ayres, Gabrys, Lochner, Monahan and Way serve on the Audit Committees of our Boards. In order to serve on those Audit Committees, each director must be independent as defined in Section 301 of the Sarbanes-

Oxley Act of 2002 and in the regulations issued by the SEC under that provision. Each member of the Audit Committee satisfies this test.

Directors Ewing, Gabrys, Monahan, Pierre and Yasinsky serve on the Compensation and Human Resources Committees of our Boards. Each of these directors satisfies the independence tests set forth in the regulations under Section 162 of the Internal Revenue Code (“IRC”) and Section 16 of the Securities Exchange Act of 1934.

Majority Voting Standard

Under the Boards’ majority voting standard, as contained in the CMS Articles of Incorporation and the Principles, any director nominee who receives less than a majority of the votes cast by the Corporation’s shareholders at a regular election shall promptly tender his or her resignation. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director, without regard to the effect of abstentions. Upon receipt of such a tendered resignation, the Governance and Public Responsibility Committees shall consider and recommend to the Boards whether to accept or decline the resignation. The Boards will act on the Governance and Public Responsibility Committees’ recommendation within 90 days following certification of the shareholder vote, and contemporaneously with that action will cause the Corporation to publicly disclose the Boards’ decision whether to accept or decline such director’s resignation offer (and the reasons for rejecting the resignation offer, if appropriate). The director who tenders his or her resignation pursuant to the standard will not be involved in either the Governance and Public Responsibility Committees’ recommendation or the Boards’ decision to accept or decline the resignation. Due to complications that arise in the event of a contested election of directors, this standard would not apply in that context, and the underlying plurality vote requirement of Michigan law would control director elections.

Codes of Ethics

CMS has adopted a code of ethics that applies to its CEO, CFO and Chief Accounting Officer (“CAO”), as well as all other officers and employees of the Corporation and its affiliates, including Consumers. CMS and Consumers have also adopted a Code of Conduct that applies to the members of the Boards. The codes of ethics, included in our Employee Code of Conduct and Guide to Ethical Business Behavior and the Directors’ Code of Conduct can be found on our website at www.cmsenergy.com. Our Code of Conduct and Guide to Ethical Business Behavior is administered by the Chief Compliance Officer, who reports directly to the Audit Committees of our Boards of Directors. The Directors’ Code of Conduct is administered by the Audit Committees of the Boards. Any alleged violation of the Code of Conduct by a director will be investigated by disinterested members of the Audit Committee, or if none, by disinterested members of the entire Board. Any amendment to, or waiver of, a provision of our Code of Conduct and Guide to Ethical Business Behavior that applies to our CEO, CFO, CAO or persons performing similar functions will be disclosed on our website at www.cmsenergy.com under “Compliance and Ethics.” No waivers were granted in 2009 and the Code of Conduct and Guide to Ethical Business Behavior was amended in 2010 and amendments were posted on our website.

Board Communication Process

CMS and Consumers shareholders, employees or third parties can communicate with the Boards of Directors, Committees of the Boards or an individual director, including our Chairman, or our Board executive session Presiding Director by sending written communications c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201. The Corporate Secretary will review and forward such communications to the Boards or the appropriate committees or Director. Further information regarding shareholder, employee or other third-party communications with the Boards or their committees or individual members can be accessed at the Corporation’s website.

Any shareholder, employee or third party who wishes to submit a compliance concern to the Boards or applicable Committees, including complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committees, may do so by any of the following means:

•	send correspondence or materials addressed to the appropriate party c/o the Chief Compliance Officer, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201;

•	send an e-mail or other electronic communication via our external website www.ethicspoint.com, again addressed to the appropriate party; or

•	call the CMS and Consumers Compliance Hotlines at either 1-800-CMS-5212 (an internally monitored line) or 1-866-ETHICSP (monitored by an external vendor).

All such communications initially will be reviewed by the Chief Compliance Officer (who reports directly to the Audit Committees of the Boards) prior to being forwarded to the Boards or applicable Committees or directors.

Related Party Transactions

CMS, Consumers or one of their subsidiaries may occasionally enter into transactions with certain related parties. “Related Parties” include directors or executive officers, beneficial owners of 5% or more of CMS Common Stock, family members of such persons, and entities in which such persons have a direct or indirect material interest. We consider a related party transaction to have occurred when a Related Party enters into a transaction in which the Corporation is participating, the transaction amount is more than $10,000 and the Related Party has or will have a direct or indirect material interest (“Related Party Transaction”).

In accordance with our Board of Directors Code of Conduct and our Employee Code of Conduct, Related Party Transactions must be pre-approved by the Audit Committees. In drawing its conclusion on any approval request, the Audit Committee should consider the following factors:

•	Whether the transaction involves the provision of goods or services to the Corporation that are available from unaffiliated third parties;

•	Whether the terms of the proposed transaction are at least as favorable to the Corporation as those that might be achieved with an unaffiliated third party;

•	The size of the transaction and the amount of consideration payable to a Related Party;

•	The nature of the interest of the applicable Related Party; and

•	Whether the transaction may involve an actual or apparent conflict of interest, or embarrassment or potential embarrassment to the Corporation when disclosed.

The policies and procedures relating to the Audit Committees approval of Related Party Transactions are found in the Corporation’s Board of Directors Code of Conduct and Employee Code of Conduct which are available on our website at www.cmsenergy.com.

There were no Related Party Transactions in 2009.

Board and Committee Information

CMS’ Board of Directors met 9 times and Consumers’ Board of Directors met 8 times during 2009. In addition, CMS’ Board took action by written consent in lieu of additional meetings 5 times in 2009, and Consumers’ Board took action by written consent in lieu of additional meetings 5 times in 2009. All incumbent directors attended more than 90% of the CMS and Consumers Boards and assigned committee meetings during 2009. Our Principles state the expectation that all Board members will attend all scheduled board and committee meetings, as well as the Annual Meeting of Shareholders. All Board members attended the 2009 Annual Meeting of Shareholders.

The Boards have five standing Committees including an Audit Committee, Compensation and Human Resources Committee, Finance Committee, Governance and Public Responsibility Committee and Executive Committee. The members and the responsibilities of the standing Committees of the Boards of Directors are listed below. Each committee is composed entirely of “independent” directors, as that term is defined by the NYSE listing standards and the Principles described above, other than the Executive Committees of which Mr. Whipple serves as Chair. During 2009, no employee directors served on standing Board committees, though they regularly attend non-executive meetings of all Committees. According to the Principles, the Boards and each of their standing Committees conduct a performance evaluation of their respective previous year’s performance. The Boards also conduct individual director peer evaluations. The Principles are incorporated by reference into each committee Charter.

On a regularly scheduled basis, the independent directors meet in executive session (that is, with no employee director present) and may invite such members of management to attend as they determine appropriate. Mr. Whipple is often invited to attend such sessions, especially since he became non-executive Chairman effective October 1, 2004. At least once each year, the independent directors meet in executive session without Mr. Whipple present in conformance with the NYSE listing standards. Mr. Joseph F. Paquette, Jr. was chosen by a ballot of the independent directors and named the Presiding Director of these executive sessions effective May 2008, for a term of 2 years. Mr. Philip R. Lochner, Jr. was chosen by a ballot of the independent directors to succeed Mr. Paquette as Presiding Director in 2010 for a period of 2 years.

GOVERNANCE AND PUBLIC RESPONSIBILITY COMMITTEES

Members: Joseph F. Paquette, Jr. (Chair), Merribel S. Ayres, Jon E. Barfield, Philip R. Lochner, Jr. and John B. Yasinsky

Meetings during 2009: CMS 6; Consumers 6

The Governance and Public Responsibility Committees (the “Governance Committees”) have a Charter which sets forth their various duties and is available through our website at www.cmsenergy.com/corporategovernance. The primary functions of the Governance Committees are to:

Establish Principles

•	Recommend the Principles for Boards’ approval;

•	Review the Principles on a periodic basis, recommending revisions as necessary; and

•	Monitor conformity of the practices of the Boards with the Principles.

Identify Candidates

•	Seek candidates to fill Board positions and work to attract candidates qualified to serve on the Boards consistent with criteria approved by the Boards;

•	Recommend a slate of Board candidates for election at each shareholders meeting;

•	When a vacancy occurs on the Boards (either due to a director departure or an increase in Boards’ membership), recommend a director candidate to fill the vacancy;

•	Consider director candidates nominated by shareholders if they are: submitted in writing to the Secretary of the Corporation within the required time frame preceding the shareholders meeting; include the candidate’s written consent to serve; and include relevant information about the candidate as provided in the Bylaws and as determined by the Governance Committees;

•	Assess, on a regular basis, the personal characteristics and business experience needed by the Boards in light of the Boards’ current composition;

•	Determine from time to time other criteria for selection and retention of the Boards’ members; and

•	Evaluate the composition of all of the Boards’ Committees annually.

Assess Performance

•	Annually review the performance of the Committees, and report the results to the Boards;

•	Recommend ways for the Boards to increase overall effectiveness;

•	Review the Boards’ and its Committees’ structure and operation, size, charters, composition and compensation (including compensation of the Presiding Director and Chairman of the Board), and recommend to the Boards changes when appropriate;

•	Periodically review the Boards’ and Committees’ rotation and tenure policy and recommend modifications, as appropriate, to the Boards; and

•	Oversee new director orientation and continuing education for existing directors.

Review Environmental and Public Responsibility Matters

•	Review the Corporation’s environmental polices and practices, regulatory compliance strategies and programs for political advocacy and engagement in Federal/State initiatives; and

•	Review the Corporation’s stakeholder outreach and stewardship strategies to help develop and shape public polices relevant to the Corporation’s business operations.

Review Director/Employee Codes of Conduct and Statement of Ethics

•	Review the Director and Employee Codes of Conduct and Statement of Ethics on a periodic basis and recommend changes, as appropriate, to the Board.

Director candidates are sought whose particular background, experiences or qualities meet the needs of the Boards as may be determined by the Boards from time to time. Director candidates must also demonstrate high standards of integrity, business ethics and mature judgment, which add value, perspective and expertise to the Boards’ deliberations. The Governance Committees have not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that they believe our directors must possess. Although the Governance Committees have not established a formal policy on diversity, the Boards and the Governance Committees believe it is important that our Directors represent diverse viewpoints and backgrounds. The Governance Committees take a wide range of factors into account in evaluating the suitability of director candidates, including business experience; leadership skills; and regulated utility, governance, accounting, finance, legal, compensation and human resources experience which will bring a diversity of thought, perspective, approach and options to the Boards. The Governance Committees do not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources. In 2009, the Governance Committees retained RSR Partners and SpencerStuart to assist in the identification and assessment of potential director candidates.

Shareholders can submit recommendations of nominees for election to the Boards of Directors by following the directions previously outlined in this proxy statement under the heading: GENERAL INFORMATION ABOUT THE 2010 ANNUAL MEETING AND VOTING.

AUDIT COMMITTEES

Members: Michael T. Monahan (Chair), Merribel S. Ayres, Richard M. Gabrys, Philip R. Lochner, Jr. and Kenneth L. Way

Meetings during 2009: CMS 8; Consumers 8

Each member of the Audit Committees is an independent director, and Messrs. Monahan, Gabrys and Way qualify as “audit committee financial experts” as such term is defined by the SEC. Ms. Ayres and Mr. Lochner have been determined to be “financially literate.”

The Audit Committees have a Charter which sets forth their various duties and is available through our website at www.cmsenergy.com/corporategovernance. The primary functions of the Audit Committees are to:

•	Assure the integrity of CMS’ and Consumers’ consolidated financial statements and financial information, the financial reporting process and the system of internal accounting and financial controls;

•	Assure CMS’ and Consumers’ compliance with applicable legal requirements, regulatory requirements, and NYSE rules;

•	Appoint (subject to shareholder ratification), compensate and terminate CMS’ and Consumers’ independent auditors;

•	Pre-approve all audit and non-audit services provided by the independent auditors;

•	Assure the independent auditors’ qualifications and independence;

•	Review the performance of the internal audit function and independent auditors;

•	Review CMS’ and Consumers’ risk management policies, controls and exposures; receive reports from the Executive Director for Risk and meet with other members of management and outside auditors as deemed prudent; consider risk issues associated with operating and financial activities that have an impact on financial and other disclosure reporting; advise management and the Boards of its findings and any recommendations;

•	Prepare the Audit Committee Report for inclusion in the annual proxy statement;

•	Assure compliance with the Corporation’s Codes of Conduct by employees and directors including approval of any waiver of the provisions applicable to directors or executive officers, pre-approval of Related Party Transactions and receipt of periodic reports from the Chief Compliance Officer concerning compliance activities relating to the Codes of Conduct; and

•	Perform their duties in a manner consistent with the Audit Committee Charters adopted by the Boards of Directors.

We currently do not limit the number of audit committees on which our Audit Committees’ members may sit. Mr. Gabrys and Mr. Lochner each serve on the audit committees of two public companies in addition to ours. Our Boards of Directors have determined that Mr. Gabrys’ and Mr. Lochner’s service on those other audit committees will not impair their ability to serve effectively on our Audit Committees.

COMPENSATION AND HUMAN RESOURCES COMMITTEES

Members: John B. Yasinsky (Chair), Stephen E. Ewing, Richard M. Gabrys, Michael T. Monahan and Percy A. Pierre

Meetings during 2009: CMS 5; Consumers 5

The Compensation and Human Resources Committees (the “Compensation Committees”) have a Charter which sets forth their various duties and is available through our website at www.cmsenergy.com/corporategovernance. The primary functions of the Compensation Committees are to:

•	Review and approve the Corporation’s executive compensation structure and policies, including the establishment and adjustment of executive officers’ base salaries, annual and long-term incentive targets and incentive payments consistent with the achievement of such targets to ensure competitiveness, the ability to attract and retain, internal equity and risk control;

•	Review and approve the grant of stock, and other stock-based awards pursuant to the Corporation’s incentive plans, and the terms thereof, including the vesting schedule, performance goals, exercisability and term, to the Corporation’s employees, including officers;

•	Review and approve corporate financial and business goals and target awards pursuant to the Corporation’s incentive plans, and approve the payment of performance bonuses to employees, consistent with achievement of such goals;

•	Set the CEO compensation level based among other things on the Boards’ evaluation of the CEO’s overall performance;

•	Produce an annual proxy statement report on executive compensation as required by the Securities and Exchange Commission;

•	Review and recommend to the Boards incentive compensation plans, equity-based plans, tax-qualified retirement and investment plans, supplemental benefit plans, including supplemental executive retirement plans, deferred compensation programs, as well as employment, separation, and change-in-control severance agreements. The Compensation Committees also recommend amendments to these plans and agreements except for certain amendments that are delegated to the officers or administrators specified under the terms of the plans;

•	Review and approve management proposals regarding other compensation, perquisites and benefit programs, plans and guidelines;

•	Perform other functions assigned to the Compensation Committees under the terms of the Corporation’s employee benefit and compensation plans;

•	Review and approve the CEO’s selection of candidates for officer positions and recommend such candidates to the Boards for annual or ad hoc election as officers, and recommend to the Boards whether to accept or decline tenders of resignation pursuant to the Corporation’s Executive Officer Retirement Policy;

•	Review and advise the Boards concerning the Corporation’s management succession plan, including long-range plans for development and selection of key managers and plans for emergency succession in case of unexpected disability or departure of a senior executive officer;

•	Review organizational and leadership development plans and programs, as well as programs designed to identify, attract and retain high potential employees; and

•	Review of and compliance with the Corporation’s diversity programs.

The Compensation Committees directly retain Towers Watson as compensation consultants to the Compensation Committees. In 2002, the Compensation Committees requested that Towers Watson engage in a study of our executive compensation arrangements and advise whether any changes would be recommended in order to determine if our compensation arrangements with our executive officers were appropriate. The Compensation Committees requested that the study include comparisons of our existing compensation arrangements to those of the Compensation Peer Group. Each year since 2002, the Compensation Committees have requested that Towers Watson provide information regarding compensation practices of the Compensation Peer Group as well as additional information from published surveys of compensation in the public utility sector and general industry. During the Compensation Committees’ review of the CEO’s and other managements’ compensation levels, the Compensation Committees considered the advice and information it received from Towers Watson; however, the Compensation Committees were responsible for determining the form and amount of our compensation programs. The Compensation Committees have specifically directed Towers Watson to obtain the approval of the

Compensation Committees before undertaking any activity on behalf of CMS or Consumers. Towers Watson is not performing any services for CMS or Consumers.

The CMS Board adopted a resolution in October 2004 allowing the Compensation Committees to delegate to the CEO the right to grant up to 50,000 shares of restricted stock per year. Individual grants are limited to 5,000 shares. The CEO provides to the Compensation Committees a recommendation of yearly base salary adjustments and yearly restricted stock awards for all officers, other than the CEO. The Compensation Committees take the CEO’s recommendations, along with information provided by Towers Watson, into consideration when making yearly base salary adjustments and yearly restricted stock awards. Performance objectives under the annual officer incentive compensation plan are developed each year through an iterative process. Management, including executive officers, develops preliminary recommendations for the Compensation Committees’ review. The Compensation Committees review management’s preliminary recommendations and establish final goals. Additional information regarding the operation of the Compensation Committees and the roles of the compensation consultant and CEO in making executive compensation decisions may be found below under “Compensation Discussion and Analysis.”

FINANCE COMMITTEES

Members: Kenneth L. Way (Chair), Jon E. Barfield, Stephen E. Ewing, Joseph F. Paquette, Jr. and Percy A. Pierre

Meetings during 2009: CMS 3; Consumers 3

The Finance Committees review and make recommendations to the Boards concerning the financing and investment plans and policies of the Corporation. Their responsibilities include:

•	Approve short- and long-term financing plans, including the sale or repurchase of common equity, preferred equity and long-term debt and recommend that the Boards adopt resolutions to execute those plans;

•	Approve financial policies relating to cash flow, capital structure, and dividends and recommend that the Boards adopt resolutions to execute those plans, as appropriate, and recommend Board action to declare dividends;

•	Review potential project investments and other significant capital expenditures in order to recommend to the Boards the financial feasibility of such investment or expenditure;

•	Monitor the status/progress of the Corporation’s significant capital projects;

•	Approve risk management policies including foreign exchange management, hedging and insurance; and

•	Review at least annually the (i) actuarial assumptions and funding status of the defined benefit retirement program funds and their impact on the financial statement, and (ii) the investment performance, funding, and asset allocation policies for funded employee benefit plans.

EXECUTIVE COMMITTEES

Members: Kenneth Whipple (Chair), Michael T. Monahan, Joseph F. Paquette, Jr., Kenneth L. Way, and John B. Yasinsky

Meetings during 2009: CMS 1; Consumers 1

The primary function of these Executive Committees is to:

•	Exercise the power and authority of the Boards of Directors as may be necessary during the intervals between meetings of the Boards, subject to such limitations as are provided by law or by resolution of the Boards.

The Executive Committees met on May 21, 2009 to specifically review the risk oversight role of the Boards and committees.

AD HOC OR SPECIAL COMMITTEES

The standing Committees listed above have continuing duties. In addition, the Boards of Directors have, from time to time, established ad hoc or special Committees to address specific major issues facing CMS and/or Consumers. Ad hoc Committees do not have continuing duties; they exist only until they complete their specified duties. In

2009, there were no active ad hoc Committees. The Boards have established two special Committees consisting of the Special Financing Committee (CMS and Consumers) and the Special Indenture Committee (Consumers only):

•	During 2009, the Special Financing Committee of each of CMS and Consumers consisted of David W. Joos, as the sole member, or Kenneth Whipple, Michael T. Monahan or Kenneth L. Way, each as an alternate, with full authority to act on behalf of the Boards in connection with certain designated activities with regard to the sale of CMS or Consumers long-term securities. In 2009, the Special Financing Committees of CMS and Consumers each met one time.

•	During 2009, the Special Indenture Committee of Consumers consisted of David W. Joos, the sole member, and Kenneth Whipple as an alternate, having full authority to act on behalf of the Board for purposes of certain provisions in Consumers’ Indenture with The Bank of New York Mellon (successor trustee to The Bank of New York), as Trustee. In 2009, the Special Indenture Committee took action by written consent in lieu of meetings four times.

PROPOSAL 1: ELECT 10 MEMBERS TO THE CORPORATION’S BOARD OF DIRECTORS

The nominees for directors are proposed to serve on the parallel Boards of Directors of each of CMS and Consumers, to hold office until the next annual meeting or until their successors are elected and qualified. Unless a shareholder votes to “withhold authority” for the election of directors as provided in the enclosed proxy card, the returned proxy will be voted for the listed nominees. The Boards believe that the nominees will be available to serve, but in the event any nominee is unable to do so, the CMS proxy will be voted for a substitute nominee designated by the Board or the number of directors constituting the full Board will be reduced accordingly. All of the nominees, except for Mr. Russell, are currently serving as directors. Mr. Russell has not previously served as a director and is proposed to be newly elected to the Boards at the Annual Meeting of Shareholders on May 21, 2010. Mr. Russell is currently the President and Chief Operating Officer of Consumers and will succeed Mr. Joos as President and CEO of CMS and Consumers on May 21, 2010, as Mr. Joos will be retiring. Mr. Ewing is currently serving as a director but was not previously elected by shareholders. Mr. Ewing, appointed to the Boards in 2009, was brought to the Governance Committees’ attention by the search firm (RSR Partners) retained for that purpose. Mr. Ewing has an extensive knowledge of electric and gas public utility operations. Three current members of the Boards are not standing for re-election. Kenneth Whipple and Joseph F. Paquette, Jr. are not standing for re-election to the Boards having both attained the mandatory retirement age of 75. At Percy A. Pierre’s request, he is retiring and will not be standing for re-election. Thus, effective with the Annual Meeting of Shareholders on May 21, 2010, the size of the Boards is expected to be reduced by 2 members for a total of 10 members.

Merribel S. Ayres, 58, has served since 1996 as president of Lighthouse Consulting Group, LLC. Lighthouse provides governmental affairs and communications expertise, as well as management consulting and business development services, to a broad spectrum of international clients. Within the past five years, she previously served as a director of Alliance Resource Partners, LP, a producer and marketer of coal. She has been a director of CMS Energy and of Consumers Energy since 2004.

Ms. Ayres served from 1988 to 1996 as chief executive officer of the National Independent Energy Producers, a Washington, DC, trade association representing the competitive power supply industry. With extensive experience in Washington, she was formerly director of governmental affairs for Champion International, press and public affairs officer for the National Commission on Air Quality, and a Congressional staffer. She is currently a director of the United States Energy Association (USEA), a member of the Aspen Institute Energy Policy Forum, the Dean’s Alumni Leadership Council of the Harvard Kennedy School, and a past member of the National Advisory Council of the National Renewable Energy Laboratory. She brings considerable expertise to the board as a result of her years of work on national legislative and regulatory issues, particularly in regard to energy and the environment.

Jon E. Barfield, 58, has served since 1981 as president and since 1995 as chairman and president of the Bartech Group, Inc. based in Livonia, Michigan, a talent acquisition and management firm which specializes in the placement of engineering and information technology professionals, business process consulting services, and managing the staffing requirements of regional and global corporations. Mr. Barfield currently serves as the presiding director of BMC Software, Inc. During the past five years he previously served as a director of Dow Jones & Company, National City Corp., Tecumseh Products Company, and Granite Broadcasting Corp. He has been a director of CMS Energy and Consumers Energy since August 2005.

A graduate of Princeton University and Harvard Law School, Mr. Barfield brings to the board legal knowledge and experience, having practiced corporate and securities law at Sidley Austin LLP. His qualifications to serve as a director stem from his career and his varied service as a director with considerable experience regarding legal risk oversight and risk management, financial reporting, human resources, corporate governance, and mergers and acquisitions. He served for many years as chairman of the audit committee of the Princeton University Board of

Trustees and he is currently on the boards of Blue Cross Blue Shield of Michigan and Business Leaders for Michigan.

Stephen E. Ewing, 66, retired in 2006 as vice chairman of DTE Energy, a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide and from 2001 to 2005 was the Group President of the Gas Division of DTE Energy. He currently serves on the board of National Fuel Gas Company, a diversified energy company and has been a director of CMS Energy and Consumers Energy since July 2009.

He brings to the board valuable hands-on experience in the regulated gas and electric utility business. He was the president and chief executive officer of Michigan Consolidated Gas Company until it was acquired by DTE Energy in 2001. He was the former president and chief operating officer of MCN Energy, and the former president and chief executive officer of Michigan Consolidated Gas Company. During his energy industry career, he also gained in-depth environmental experience related to exploration, production, drilling, mid-stream operations, and hybrid vehicles. He is a director of the Early Childhood Investment Corporation and AAA Michigan. He also serves as the immediate past chairman of The Skillman Foundation and vice chairman of the Auto Club Group.

Richard M. Gabrys, 68, is the former interim dean of the School of Business Administration of Wayne State University and the retired vice chairman of Deloitte. During his 42 years at Deloitte, he served a variety of public companies, especially automotive manufacturing companies, financial services institutions, public utilities, and health care entities. He is the Chief Executive Officer of Mears Investments, LLC. He serves on the boards of La-Z-Boy Corporation, Massey Energy Company and TriMas Corporation. He served as a director of the Dana Corporation until January 2008. He has been a director of CMS Energy and Consumers Energy since May 2005.

Still an active certified public accountant, member of the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants, the board benefits from his thorough knowledge and expertise in the accounting and financial services fields. In addition, he currently serves on the boards of Renaissance Venture Capital Fund, Detroit Regional Chamber, Alliance for a Safer Greater Detroit (Crime Stoppers), Ave Maria University, the Detroit Institute of Arts and the Karmanos Cancer Institute.

David W. Joos, 57, has served since October 2004 as president and chief executive officer of CMS Energy and chief executive officer of Consumers Energy. Prior to that, he served from 2001 to 2004 as president and chief operating officer of CMS Energy and Consumers Energy; 2000 to 2001 as executive vice president and chief operating officer — electric of CMS Energy; and from 1997 to 2000 as president and chief executive officer — electric of Consumers Energy. He is a director of Steelcase, Inc. and has been a director of CMS Energy and of Consumers Energy since 2001.

He brings to the board knowledge and experience gained throughout his 27 years with Consumers Energy and CMS Energy including his extensive knowledge and practical experience in engineering, operations and maintenance of power plants and utility systems. Managing a regulated utility has also built for him a solid foundation of governmental affairs, governance, human resources and environmental expertise from which the board draws. Mr. Joos holds a bachelor’s degree in engineering science and a master’s degree in nuclear engineering from Iowa State University, and completed the Harvard Business School Program for Management Development in 1990. He has worked extensively in the nuclear power industry. He also currently serves on the boards of the Edison Electric Institute (EEI), the Michigan Manufacturers Association and is chairman of Business Leaders for Michigan.

Philip R. Lochner, Jr., 67, is a director of public companies, including CLARCOR Inc., Crane Co. and Gentiva Health Services, Inc. During the past five years he previously served as a director of GTech Holdings, Inc., Apria Healthcare Group Inc., Adelphia Communications Corporation (which he joined after it filed for bankruptcy), Monster Worldwide, Inc., and Solutia Inc. He has been a director of CMS Energy and Consumers Energy since May 2005.

A Yale-educated attorney, he formerly practiced law with the New York firm of Cravath, Swaine & Moore LLP, served as a Securities and Exchange Commissioner, was general counsel and senior vice president of Time Inc., and former chief administrative officer of Time Warner Inc. A seminar speaker, author, and consultant, his qualifications for service as a director include his experience in governmental affairs, law, compensation, human resources, mergers, acquisitions, and corporate governance. Mr. Lochner also has previously served as a director of Brooklyn Bancorp and American Television and Communications, as a member of the Board of Governors of the American Stock Exchange and the National Association of Securities Dealers, and on the advisory board of Republic N.Y. Corp.

Michael T. Monahan, 71, has served since 1999 as president of Monahan Enterprises, LLC, a Bloomfield Hills, Michigan-based consulting firm. He has been a director of CMS Energy and Consumers Energy since December 2002.

Mr. Monahan holds a bachelor’s degree in finance from the University of Notre Dame and a master’s degree in business from the University of Michigan. His qualifications for service on the board of directors include his more than 35 years as a banking executive and a trustee to the Munder Funds which provide a sound understanding of the financial issues confronting the Company and industry. From October 1999 to December 2000, he was chairman of Munder Capital Management, an investment management company; from October 1999 until January 2000 he was chairman and chief executive officer of Munder Capital. Prior to that, he was president and a director of Comerica Bank from 1992 to 1999 and president and a director of Comerica Inc. from 1993 to 1999. He currently serves as director of Engineered Machined Products, Inc., as trustee of The Munder Funds Trust I and II, the Community Foundation for Southeast Michigan, Sacred Heart Major Seminary, and the Children’s Scholarship Fund.

John G. Russell, 52, has served since October 2004 as president and chief operating officer of Consumers Energy. Prior to that time, he served from December 2001 to July 2004 as executive vice president and president and chief executive officer — electric; and from July 2004 to October 2004 as executive vice president and president — electric and gas.

Mr. Russell is qualified to serve on the board of directors based on the knowledge and experience acquired throughout his approximately 28 years with Consumers Energy. He has in-depth knowledge of all aspects of the utility. His vast experience within the regulated utility, hands-on experience and the leadership positions he has held have provided him with a perspective from which the board will greatly benefit. Mr. Russell holds a bachelor’s degree from Michigan State University in business administration. In 1994, he completed the Harvard Business School Program for Management Development. He currently serves on the board of directors and the executive committee of the American Gas Association, and he serves on the Board of the Association of Edison Illuminating Companies; the Michigan Great Lakes Wind Council; the Dean’s Advisory Board of Grand Valley State University’s Seidman College of Business; and the boards of Grand Rapids-based The Right Place Inc., the Michigan Virtual University, and the Michigan Chamber of Commerce.

Kenneth L. Way, 70, retired as chairman of Lear Corporation, a Southfield, Michigan-based supplier of automotive interior systems to the automotive industry. He is a director of Comerica Inc., WESCO International Inc., and Cooper Standard Automotive. He has been a director of CMS Energy and of Consumers Energy since 1998.

In his 38-year career with Lear and its predecessor companies, he held key positions in various engineering, manufacturing, and general management roles. Mr. Way served as chief executive officer of Lear from 1988 to 2000, and as Lear chairman from 1988 through 2002. His extensive background and knowledge in financial matters and investor relations coupled with the governmental, legal and governance expertise he gained over his career, qualify him to serve on the board of directors.

John B. Yasinsky, 70, is the retired chairman and chief executive officer of OMNOVA Solutions Inc., a Fairlawn, Ohio-based developer, manufacturer, and marketer of emulsion polymers, specialty chemicals, and building products. He is a director of TriState Capital Bank and TriState Capital Holdings, lead independent director of A. Schulman, Inc., and has been a director of CMS Energy and of Consumers Energy since 1994.

A former White House Fellow, he served from 1999 until his retirement in 2000 as chairman and chief executive officer of OMNOVA Solutions, Inc., and continued as chairman until February 2001. From 1994 to 1999 he was the chairman and chief executive officer of GenCorp; and for three decades prior, worked in various positions for Westinghouse Electric Corporation, including serving as group president. His qualifications to serve on the board derive from his prior positions which provided him with in-depth experience in supplying power systems equipment and services to regulated utilities and in project management for alternative energy technologies such as solar, wind, fuel cells, coal gasification, waste-to-energy, geothermal, nuclear, and waste processing.

YOUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

VOTING SECURITY OWNERSHIP

We have received a copy of a Schedule 13G filed with the SEC by each of the following companies which indicate their March 26, 2010 holdings of CMS Common Stock as follows:

			Number of Shares Beneficially Owned
	Amount of		in each Reporting Entity with:
	Beneficial	Percent	Sole	Shared	Sole	Shared
Name and Address of	Shares	Beneficial	Voting	Voting	Dispositive	Dispositive
Beneficial Owner	Owned	Ownership	Power	Power	Power	Power

FMR LLC	22,904,297	9.9%	4,680,145	0	22,904,297	0
82 Devonshire Street, Boston MA 02109
BlackRock Inc.	17,886,468	7.8%	17,886,468	0	17,886,468	0
40 East 52nd Street New York, NY 10022
Massachusetts Financial Services Company	14,617,924	6.4%	13,349,254	0	14,617,924	0
500 Boylston Street, Boston, MA 02116
The Vanguard Group, Inc.	12,924,090	5.6%	365,087	0	12,597,703	326,387
100 Vanguard Blvd Malvern, PA 19355

Each of these Schedule 13G filings indicate that these shares were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of our management, no other person or entity currently owns beneficially more than 5% of any class of our outstanding voting securities. The Schedules 13G filed by the holders identified above do not identify any shares with respect to which there is a right to acquire beneficial ownership. Except as otherwise noted, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The following chart shows the beneficial ownership of CMS Common Stock by the directors and named executive officers of both CMS and Consumers:

Shares
Name	Beneficially Owned*

Merribel S. Ayres	21,861
Jon E. Barfield	15,165
Stephen E. Ewing	5,072
Richard M. Gabrys	18,056
David W. Joos	1,089,555
Philip R. Lochner, Jr.	18,056
Michael T. Monahan	26,172
Joseph F. Paquette, Jr.	56,888
Percy A. Pierre	32,145
Kenneth L. Way	59,073
Kenneth Whipple	81,969
John B. Yasinsky	27,927
John G. Russell	330,258
Thomas J. Webb	279,229
James E. Brunner	145,070
John M. Butler	70,302
All directors and executive officers**	2,737,204

*	All shares shown above are as of March 26, 2010. Restricted stock awards and exercisable options are included in the shares shown above. Messrs. Joos, Russell, Webb, Brunner, and Butler, as well as all other executive officers of CMS and Consumers as a group, held restricted stock of 594,200; 215,000; 147,300; 114,200; 69,700; and 195,600 shares, respectively, as of March 26, 2010. Messrs. Joos, Russell, Webb, Brunner, and Butler, as well as all other executive officers of CMS and Consumers as a group, owned options to acquire 165,000; 26,000; 0; 0; 0; and 172,640 shares, respectively, as of March 26, 2010. In addition to the above common shares, Messrs. Way, Whipple, and Yasinsky each own 10, 5, and 10 shares of Consumers Energy $4.50 preferred stock, respectively, as of March 26, 2010. None of the individuals shown above owns shares of Consumer Energy $4.16 preferred stock or CMS Energy preferred stock. The table includes the shares that each person or group of persons included in the table has the right to acquire within 60 days and no shares are pledged as security. Except for Mr. Barfield, whose spouse owns 450 shares of CMS Common Stock, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

**	All directors and executive officers includes executive officers of both CMS and Consumers; the directors of CMS and Consumers are the same individuals, as disclosed earlier in this proxy statement. As of March 26, 2010, the directors and executive officers of CMS and Consumers individually and collectively owned 1.2% of the outstanding shares of CMS Common Stock. Each of the individuals shown above owns less than 1% of the outstanding Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC reports of beneficial ownership and changes in such ownership of any of CMS or Consumers equity securities or related derivative securities. To management’s knowledge, based upon a review of reports filed with the SEC and representations received from our executive officers and directors, during the year ended December 31, 2009, CMS and Consumers executive officers and directors made all required Section 16(a) filings on a timely basis, except for Mr. Barfield who inadvertently failed to file two Forms 4 relating to two purchases by the reporting person’s spouse of a total of 450 shares of CMS Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes the rationale and processes used by the Corporation to make compensation decisions as well as the compensation amounts provided to our CEO, CFO, and the three most highly-compensated executive officers of CMS and Consumers other than the CEO and CFO. The Compensation Committees of our Boards have reviewed all components of CEO compensation; reviewed tally sheets on each of the named executive officers (“NEOs”); is committed to granting at least fifty percent of equity awards where the grant or vesting is tied to pre-established performance conditions; and has sole authority to retain or terminate its compensation consultant.

As described below, the compensation paid to our NEOs in 2009 was closely tied to the Corporation’s performance. In 2009 our adjusted earnings per outstanding share of CMS Energy Common Stock (“Common Stock”) (“Plan EPS”) was $1.26, which was above the target of $1.25 and our corporate free cash flow (“CFCF”) was $(117) million which was above the target of $(300) million. Adjusted earnings and free cash flow are described later in the Cash Compensation section. This resulted in an annual bonus payout of 148% of target. Our total shareholder return (“TSR”) based long-term incentive (“LTI”) program due for payout in 2009 resulted in 50% of the shares scheduled to vest in 2009 being forfeited because our performance fell short of the threshold absolute TSR (level established under the program for the period ending in 2009). This Compensation Discussion and Analysis includes the objectives and elements of our compensation program including cash compensation, equity compensation, perquisites, deferred compensation and post-termination compensation. It explains the process and analysis used in determining the amounts depicted in the Summary Compensation Table as well as the other compensation tables that follow and provides more detail of the various specific forms of compensation provided to the NEOs.

Objectives of Our Compensation Program

The Compensation Committees have responsibility for approving the compensation program for our NEOs. The Compensation Committees act pursuant to a charter that has been approved by our Boards and is available on our website. The program is organized around four principles:

NEO Compensation Should Be Aligned With Increasing Shareholder Value.  We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our NEOs with the interests of our shareholders. Equity compensation is provided through the Performance Incentive Stock Plan

(“Stock Plan”). In 2009, 66.7% of equity compensation provided to NEOs was granted in the form of performance-based restricted stock, which vests if, and only to the extent that, specific performance goals approved by the Compensation Committees are met. The remaining 33.3% of equity compensation provided to NEOs in 2009 was granted in the form of tenure-based restricted stock, which vests in three years provided the NEO has not voluntarily resigned (other than retirement from the Corporation which results in immediate vesting provided the NEO retires at least one year after the date of the grant) or been terminated by the Corporation prior to the vesting date.

Our Compensation Program For NEOs Should Enable Us to Compete for First-Rate Executive Talent.  Shareholders are best served when we can attract, retain and motivate talented executives with compensation packages that are competitive and fair. We create a compensation package for NEOs that delivers salary, annual incentives and long-term incentives targeted at the 50th percentile of the market, as defined by the Compensation Committees approved 17-company Compensation Peer Group. The Compensation Peer Group consists of energy companies comparable in business focus and size to CMS with which we might compete for executive talent. The compensation package also provides executives the opportunity to earn approximately at the 75th percentile for compensation of the Compensation Peer Group based on superior performance, through bonus and equity awards. To assist in this process, the Compensation Committees engage a nationally-known compensation consulting firm, Towers Watson, to provide advice and information regarding compensation practices of the Compensation Peer Group. Where Compensation Peer Group data is not available, independent market comparisons provided by Towers Watson are used. In selecting members of the Compensation Peer Group, financial and operational characteristics are considered. The criteria for selection of the Compensation Peer Group included comparable revenue, approximately $3.3 billion to $14 billion (ranging from approximately one-half to two times that of CMS), relevant utility industry group, similar business mix (revenue mix between regulated and non-regulated operations) and availability of compensation and financial performance data. In 2009, the Compensation Peer Group was comprised of the following 17 companies.

Alliant Energy Corp. Ameren Corp. Atmos Energy Corp. Centerpoint Energy, Inc. Consolidated Edison Inc. DTE Energy Co.	Integrys Energy Group, Inc. NiSource Inc. Northeast Utilities NSTAR OGE Energy Corp. Pepco Holdings, Inc.	Progress Energy Inc. SCANA Corp. TECO Energy Inc. Wisconsin Energy Corp. Xcel Energy Inc.

During 2009, the Compensation Committees decided to use two different peer groups. The Compensation Committees agreed to continue using the above peer group for NEO compensation and a new larger peer group as a reference for TSR performance commencing in August 2009 (the “Performance Peer Group”). The Performance Peer Group will be used to measure TSR in connection with the LTI Program for awards starting in 2009. The Compensation Committees’ rationale for using two peer groups was to ensure appropriate comparative companies relative to the different attributes being evaluated for compensation and TSR purposes. In addition, the larger group for TSR performance ensures better gradation of performance position. In 2009, the Performance Peer Group was comprised of the following 34 companies.

AGL Resources Inc. Alliant Energy Corp. Ameren Corp. Aqua America Inc. Black Hills Corp. Centerpoint Energy, Inc. Cleco Corp. Consolidated Edison Inc. DPL Inc. DTE Energy Co. Energen Corp.	Great Plains Energy Inc.
Hawaiian Electric Industries Inc.
IdaCorp, Inc.
Integrys Energy Group, Inc.
MDU Resources Group Inc.
National Fuel Gas Co.
NiSource Inc.
Northeast Utilities
NSTAR
NV Energy, Inc.
OGE Energy Corp.	ONEOK, Inc.
Pepco Holdings, Inc.
PNM Resources, Inc.
Progress Energy Inc.
SCANA Corp.
TECO Energy Inc.
UGI Corp.
Vectren Corp.
Westar Energy Inc.
WGL Holdings Inc.
Wisconsin Energy Corp.
Xcel Energy Inc.

These companies are all of the 31 utilities that were part of the S&P Midcap 400 Index at the time of grant (August 12, 2009) and those Compensation Peer Group companies that were also part of the S&P 500 Index at the time of grant.

NEO Compensation Should Reward Measurable Results.  As noted, the 2009 equity compensation plan is 66.7% performance-based. Base salary is reviewed annually and adjusted based on a variety of factors including each NEO’s overall performance and tenure. In making its determinations, the Compensation Committees receive base salary recommendations from the CEO for NEOs other than the CEO, as well as Compensation Peer Group and other market data from Towers Watson. CEO base salary is determined solely by the Compensation Committees based on market and Compensation Peer Group data from Towers Watson and overall CEO performance. Bonuses, the other form of cash compensation, provide for award opportunities to each NEO under the annual officer incentive compensation plan (“Bonus Plan”) (which pays bonuses on the basis of performance over a one-year period) that, for 2009, were targeted at 45% to 100% of each NEO’s base salary, but may range from zero to two times the target level depending on performance against specific targets. Bonuses under the Bonus Plan are paid if, and to the extent that, corporate goals, approved by the Compensation Committees, are attained.

The table below illustrates the manner in which (a) the overall mix of total compensation was allocated between performance and non-performance-based elements for each NEO; (b) performance-based compensation was allocated between annual and long-term elements; and (c) total compensation was allocated between cash and equity.

2009 Total Compensation Mix (1)

	Percent of Total		Percent of Performance/ Stock Based		Percent of Total
	Compensation That is:		Total Compensation That is:		Compensation That is:
	Performance/Stock Based (2)	Fixed (3)	Annual (4)	Long-Term (5)	Cash-Based (6)	Equity-Based (7)

David W. Joos	79%	21%	27%	73%	42%	58%
John G. Russell	71%	29%	25%	75%	47%	53%
Thomas J. Webb	61%	39%	35%	65%	60%	40%
James E. Brunner	64%	36%	28%	72%	53%	47%
John M. Butler	57%	43%	35%	65%	63%	37%

(1)	For purposes of this table, “total compensation” includes the sum of base salary, Bonus Plan target amount and the face value at grant (assuming restricted shares at target) from the Stock Plan.

(2)	Amounts in this column represent Bonus Plan target plus Stock Plan value (performance and tenure) divided by total compensation.

(3)	Amounts in this column represent base salary divided by total compensation.

(4)	Amounts in this column represent Bonus Plan target divided by Bonus Plan target plus Stock Plan value.

(5)	Amounts in this column represent Stock Plan value divided by Bonus Plan target plus Stock Plan value.

(6)	Amounts in this column represent base salary plus Bonus Plan target divided by total compensation.

(7)	Amounts in this column represent Stock Plan value divided by total compensation.

Our Compensation Program Should Be Fair and Competitive.  We strive to create a compensation program that will be perceived as fair, both internally and externally. This is accomplished by comparing the compensation that is provided to our NEOs to:

•	the compensation, as described above, provided to officers of the companies in the Compensation Peer Group and, the compensation reported in the published surveys, as a means to measure external fairness;

•	other senior employees of CMS, as a means to measure internal fairness; and

•	individual performance.

The Elements of Our Compensation Program

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why we chose to include the items in the compensation program. Tally sheets are prepared for each of the NEOs and provided to the Compensation Committees to further assist the Compensation Committees in reviewing all components of compensation. These tally sheets were prepared by Towers Watson and our human resources department. Each of these tally sheets presents the dollar amount of each component of the NEO’s compensation, including current cash compensation (annual base salary and bonus), deferred compensation contributions, outstanding equity awards, retirement benefits, perquisites and any other compensation.

These tally sheets reflect the annual compensation for the NEO (both target and actual), as well as the potential payments under selected performance scenarios and termination of employment and change-in-control scenarios. With regard to the performance scenarios, the tally sheets demonstrate the amounts of compensation that would be payable under threshold, target and maximum payouts under our Stock Plan and cash Bonus Plan. For value of termination of employment and change-in-control payments, the amounts are determined under each of the potential termination or change-in-control scenarios that are contemplated in the NEO severance agreements and under our Stock Plan.

The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our NEOs, as well as information about wealth accumulation, so that an analysis can be made of both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. Tally sheet information is used in various aspects of the analysis and compensation decision making process including consideration of the management team’s internal pay equity.

The Compensation Committees have approved “clawback” provisions for certain compensation and benefit plans. These provisions provide the Compensation Committees the discretion for the forfeiture and return of past benefits or awards if there is a restatement of financial results. The Compensation Committees may also, at their discretion, require a return of a benefit or award, in the event of a mistake or accounting error in the calculation of such benefit or award.

Cash Compensation

Our 2009 compensation program for NEOs was designed so that, subject to performance, the percentage of cash compensation paid to our NEOs is comparable to that paid to NEOs of the Compensation Peer Group. That strategy resulted in cash payments (as a percentage of cash and equity compensation) representing approximately 42% for the CEO and 47% to 63% for the other NEOs. Cash compensation is paid in the form of salary and annual incentive. Salary is included in the NEO’s annual compensation package because we believe it is appropriate that some portion of NEO compensation is provided in a form that is fixed and liquid. Performance-based bonuses are included in the package because they permit us to provide an incentive to our NEOs to accomplish specific annual goals. Performance priorities for CMS serve as the basis for selecting the Bonus Plan goals. For 2009, the Bonus Plan was based on our success in meeting established CMS adjusted earnings per share and corporate free cash flow goals described later in this Compensation Discussion and Analysis. The components comprising the cash portion of total compensation are described in more detail below.

Salary.  Base salary for NEOs for any given year is generally agreed to by the Compensation Committees at the final scheduled meeting of the previous year. Increases or decreases in base salary on a year-over-year basis are primarily dependent on one or more of the following: the NEO’s position within the salary range, Compensation Peer Group data, as well as past and expected future contributions of each individual. In fixing salaries, we are mindful of our overall goal to keep cash compensation, including salary and target bonus, for our executive officers near the 50th percentile of cash compensation paid by companies in our Compensation Peer Group. The increases in base salaries for NEOs in 2009 were as follows: Mr. Joos 3.8%; Mr. Russell 3.8%; Mr. Webb 3.1%; Mr. Brunner 3.8%; and Mr. Butler 3.9%.

Annual Officer Incentive Compensation Plan.  We have one cash Bonus Plan in which NEOs participate. The Bonus Plan pays out on the basis of the achievement of goals set for a single fiscal year. The material terms of the performance goals were approved by the shareholders at the 2009 Annual Meeting of Shareholders. This Bonus Plan, which is described below, provides cash compensation to NEOs only if, and to the extent that, performance goals approved by the Compensation Committees are met. Target bonuses under the Bonus Plan were approved in January 2009 by the Compensation Committees.

In determining the amount of target bonuses under the Bonus Plan, we consider several factors, including:

•	the target bonus level, and actual bonuses paid, in recent years;

•	the relative importance, in any given year, of each performance factor goal established pursuant to the Bonus Plan; and

•	the advice of Towers Watson as to compensation practices at other companies in the Compensation Peer Group and the utility industry.

Performance objectives for the Bonus Plan are developed each year through an iterative process. Based on a review of business plans, management, including the CEO, develop preliminary recommendations. Based upon the strategic priorities of CMS, the Compensation Committees review management’s recommendations and approve final goals. In establishing final goals, we strive to ensure that the incentives provided pursuant to the Bonus Plan are consistent with the strategic goals set by the Boards, that the goals set are sufficiently ambitious so as to provide a meaningful incentive and that bonus payments, assuming target levels of performance are attained, will be consistent with our overall NEO compensation program. The Compensation Committees reserve the discretion to reduce or eliminate bonuses under the Bonus Plan. The Compensation Committees did not exercise this discretion in 2009.

Actual payments, if any, under the Bonus Plan can range, on the basis of performance, from 25% (threshold) to 200% (maximum) of the target bonus. Under the 2009 Bonus Plan, the annual award will be reduced by 10% if there is no award earned under the Consumers Energy Annual Employee Incentive Plan (“Consumers Incentive Plan”) and the award will be increased by 10% (but in no event shall the award exceed the maximum of the target bonus) if all performance measures are achieved under the Consumers Incentive Plan. In addition to the potential reduction for the Consumers Incentive Plan, the Bonus Plan also contains a clawback provision as previously described.

Corporate Performance Goals: The Bonus Plan payout (“Performance Factor%”) for 2009 depended on corporate performance in two areas: adjusted earnings per outstanding share of Common Stock (“Plan EPS”); and the corporate free cash flow of CMS (“CFCF”). Under the Bonus Plan, Plan EPS means EPS as determined in accordance with generally accepted accounting practices, excluding asset sales, changes to accounting principles from those used in the budget, large restructuring and severance expenses greater than $5 million, legal and settlement costs or gains related to previously sold assets, and regulatory recovery for prior year changes. Under the Bonus Plan, CFCF means CMS Consolidated Cash Flow from operating activities, excluding restricted cash flow, common dividends, financing, major post-budget transactions such as mergers and acquisitions in excess of $25 million, change in pension contribution and recovery for gas price changes (favorable or unfavorable) related to gas cost recovery in January/February of the following performance year. For 2010, the Compensation Committees approved an additional exclusion for CFCF related to changes to the Big Rock refund. For 2009, Plan EPS performance constituted one-half of the composite Bonus Plan performance factor and CFCF performance constituted the remaining one-half of the composite plan performance factor. These percentages reflect the fact that, in 2009, Plan EPS and CFCF were viewed by the Compensation Committees as equally important strategic priorities for CMS. For 2010, Plan EPS performance constitutes 60% of the composite plan performance factor and CFCF performance constitutes the remaining 40% of the composite plan performance factor. Actual 2009 Plan EPS was $1.26, which was above the target of $1.25, resulting in achievement of 101% of target and a 105% payout. CFCF was $(117) million which was above the target of $(300) million, resulting in achievement of 161% of target and a 192% payout. The total Performance Factor% for both of these performance goals was 148% of target award level. In 2009, the performance under the Consumers Incentive Plan did not result in any adjustment to the award level under the Bonus Plan. Under the parameters for the Bonus Plan in 2009 and in 2010, there is a minimum payout if either a threshold Plan EPS performance factor of $.10 less than target is achieved or a threshold CFCF performance factor of $100 million less than target is achieved.

Annual Award Formula: Annual awards for each eligible officer are based upon a standard award percentage of the officer’s base salary for the performance year. The maximum amount that can be awarded under the Bonus Plan to any one person is $2.5 million in any one performance year. This Bonus Plan provision is an upper limit and not reachable by current payout formulas. The design of the Bonus Plan allows the Compensation Committees to exercise “negative discretion” in setting payouts under the Bonus plan and is intended to meet the requirements of Section 162(m) of the Internal Revenue Code. Annual awards for officers are calculated and made as follows: Individual Award = Base Salary times Standard Award Percentage (as described below) times Performance Factor%. In addition, if there is no award under the Consumers Incentive Plan, then the Annual Award, if any, earned under the Bonus Plan will be reduced by 10% and if all performance measures are achieved under the Consumers Incentive Plan the Annual Award, if any, earned under the Bonus Plan will be increased by 10%. No such reduction or increase was required in 2009. The Standard Award Percentages for officers are based on individual salary grade levels and remain unchanged from the 2008 Bonus Plan. Standard Award Percentages of base salary for NEOs in 2009 were as follows: Mr. Joos 100%; Mr. Russell 60%; Mr. Webb 55%; Mr. Brunner 50%; and Mr. Butler 45%. Standard Award Percentages of base salary for NEOs in 2010 have been approved by the Compensation Committees as follows: Mr. Joos 100%; Mr. Russell 65%; Mr. Webb 60%; Mr. Brunner 60%; and Mr. Butler 55%. These changes were made based on the comparison to the median standard award levels of the Compensation Peer Group.

Over the past five years, the Corporation has achieved performance in excess of the target level four times but has not achieved the maximum performance level. The payout percentage over the past five years has been between approximately 93% and 148% of the participant’s target award opportunity with an average approximate payout percentage over the past five years of 134% of the target award opportunity. Generally, the threshold, target and maximum levels are set such that the relative difficulty in achieving the target level is consistent from year to year.

Equity Compensation

Performance Incentive Stock Plan.  As previously indicated, we pay a substantial portion of NEO compensation in the form of equity awards because we believe that such awards serve to align the interests of NEOs and our shareholders. Equity awards to our NEOs are made pursuant to our Stock Plan, re-approved by shareholders in 2009. The Stock Plan permits awards in the form of stock options, stock appreciation rights, restricted stock, phantom shares, and performance units. At the present time, we believe that performance-based restricted stock is an effective form of equity compensation because of the alignment it creates with shareholders. A majority (80%) of the restricted stock granted in 2007 and 2008 is performance-based and vests 100% three years after the original grant date assuming the achievement of pre-established TSR goals. For the awards granted during the period of 2007 to 2008, one half of the performance-based portion of the award is based on the achievement of an absolute TSR level ranging from 18% (required for threshold payout) to 39% (required for maximum payout) and one-half of the award is based on a relative TSR comparison to the Peer Group. The threshold for achievement of the relative TSR goal is 15 percentage points below the Peer Group median, target is Peer Group median and maximum is 15 percentage points above Peer Group median. The TSR targets and percentages are reviewed each year by the Compensation Committees. Starting and ending stock prices for TSR determination are established based on the 20-day average prior to award date and vesting date and are adjusted for all dividends paid during the performance period. These dates are established well in advance at the Compensation Committees’ August meeting each year. These awards could vest, if at all, in an amount ranging from 50% to 150% of the specified target level of award based on the TSR over the three-year performance period. The remaining 20% of the 2007 and 2008 restricted stock award vests if the NEO remains employed by the Corporation until the three year performance cycle ends, or subject to earlier vesting if the NEO retires from the Corporation after age 55 and after one year from date of grant (“tenured-based”). This Stock Plan also contains a clawback provision as previously described.

As discussed previously, the Compensation Committees determined that 2009 restricted stock grants would be two-thirds performance-based and one-third tenured-based (three-year vesting) to ensure adequate retention incentives under the Stock Plan. The Compensation Committees also determined that for 2009 awards, the performance criteria would be a comparison to the Performance Peer Group median (no absolute TSR comparison) utilizing the following Performance Peer Group relative TSR percentile measures: 30th percentile with a payout at 50%; 50th percentile (target) with a payout at 100%, 70th percentile with payout at 150%, and 90th percentile with payout at 200%. However, if CMS’ TSR is less than 0% for the three-year cycle, the total payout for the three-year period cannot exceed 100% of the total award based on relative TSR to the Performance Peer Group. The Compensation Committees agreed to continue using the 20-day stock price average preceding and including the date of the grant and preceding and including the three-year anniversary of the grant when computing the relative TSR.

In 2009, the restricted stock awards granted in 2006 completed the three-year performance cycle. Our TSR for that three-year period (from August 2006 to August 2009) was (2)% and our absolute target was 27%. The relative TSR target was the median TSR for our Peer Group which was (3)%. Based on the original provisions of those grants, 50% of the original shares granted in 2006 were forfeited in 2009 and the remaining 50% were vested. Our TSR performance was below the absolute TSR minimum payout threshold of 19%, however, our TSR was above the Peer Group median, thus half the award was forfeited and half was vested.

The amount of equity compensation that is provided to each NEO in a given year is generally determined by guidelines based on the salary grade of each NEO. The guidelines are dependent on an assessment, for that year, of the appropriate balance between cash and equity compensation. In making that assessment, we consider factors such as retention and incentive practices and the relative percentages of cash and equity paid by the Compensation Peer Group companies, as reported to us by Towers Watson. The Compensation Committees receive restricted stock grant recommendations from the CEO for NEOs other than the CEO which the Compensation Committees review and approve or modify. CEO restricted stock grants are determined based principally on Compensation Peer Group data from Towers Watson and overall CEO performance. In 2009, grants of restricted stock, as a percentage of cash and equity (assuming performance at target levels), were approximately 58% for the CEO and ranged from 37% to 53% for the other NEOs. This mix of equity and cash compensation gives our NEOs a substantial alignment with shareholders, while also permitting us to provide incentive to the NEOs to pursue specific short- and long-term performance goals.

Practices Regarding the Grant of Options.  We have generally followed a practice of having all grants to our officers made on a single date each year. From 2000 to 2003, these awards were granted at the Compensation Committees’ regularly-scheduled meeting in August. There have been no stock option grants since August of 2003. We do not otherwise have any program, plan, or practice to time annual stock option grants to our executives in coordination with the release of material non-public information.

All stock option awards made to our NEOs, or any other employees or directors, have been made pursuant to our Stock Plan. All stock options under the Stock Plan have been granted with an exercise price equal to the fair market value of our Common Stock on the date of grant. Fair market value is defined under the Stock Plan to be the closing market price of a share of our Common Stock on the date of grant. We do not have any program, plan, or practice of awarding stock options and setting the exercise price based on the Common Stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of stock option grants by using average prices (or lowest prices) of our Common Stock in a period preceding, surrounding or following the grant date.

The Compensation Committees considered the use of stock options as part of the current compensation package for officers and agreed not to include stock options for long-term incentive awards at this time.

Perquisites

As part of our competitive compensation plan, our NEOs receive various perquisites provided by or paid for by us. For 2009, these perquisites include an executive physical examination and long-term disability insurance. The annual mandatory physical examinations for all NEOs are at a facility of CMS’ choosing and at CMS’ expense. Perquisites provided to our NEOs are reviewed on a regular basis.

Post-Termination Compensation

Severance Agreements.  We have entered into severance agreements with certain members of our senior management team, including all of the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment following a Change-in-Control for “Good Reason,” as these terms are defined in the severance agreements. The severance agreements also contain “Change-in-Control” provisions that provide for benefits, which are generally more substantial than those provided under the severance provisions, upon a qualifying event or circumstances after there has been a “Change-in-Control” of CMS (as defined in the agreements). Additional information regarding the severance agreements and the Change-in-Control provisions, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2009, is found under the heading “Potential Payments upon Termination or Change-in-Control” below. Messrs. Brunner and Butler have separate severance agreements and Change-in-Control agreements in separate documents that provide payments and benefits that are substantially the same as those described above.

We believe that these severance and Change-in-Control arrangements are an important part of overall compensation for NEOs and will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern they may have regarding their own continued employment, prior to or following a Change-in-Control. These agreements are useful for recruitment and retention, as all or nearly all of the Compensation Peer Group have comparable agreements in place for their senior employees.

Deferred Compensation Plans

We have two plans that allow certain employees, including NEOs, to defer receipt of salary and/or bonus payments. The Bonus Plan allows for deferral of up to 100% of bonuses. CMS does not match bonus amounts that are deferred. The Deferred Salary Savings Plan (“DSSP”) allows an eligible participant to defer from 1% to 6% of salary in excess of the Internal Revenue Code (“IRC”) compensation limit ($245,000 in 2009) and receive a 60% match on such deferrals from CMS. In addition, a DSSP eligible participant may elect an additional deferral of up to 50% of the participant’s salary for the calendar year. This additional deferral is not eligible for a CMS match. The combined maximum total deferral amount is 56%.

The deferred compensation plans are funded by CMS through the use of trusts; however, participants have only an unsecured contractual commitment from us to pay the amounts due under both the Bonus Plan and the DSSP. The funds are considered general assets of CMS and are subject to claims of creditors.

We offer these plans to permit highly taxed employees (at their discretion) to defer the obligation to pay taxes on certain elements of compensation that they are entitled to receive. The provisions of the DSSP and Bonus Plan permit them to do this while also receiving investment returns on deferred amounts. We believe that provision of these benefits is useful as a retention and recruitment tool as many of the Compensation Peer Group companies provide similar provisions to their senior employees. We also maintain these deferred compensation arrangements because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement.

Pension Plans

Consumers Energy Pension Plan.  The Consumers Energy Pension Plan (the “Pension Plan”) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees hired before July 1, 2003. Benefits under the Pension Plan are based upon the employee’s years of service and the average of the employee’s 5 highest years of earnings while employed with us and our affiliated companies. This benefit is payable after retirement in the form of an annuity or a lump sum. Earnings, for purposes of the calculation of benefits under the Pension Plan are generally defined to include base salary only. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2009, the annual limitation was $245,000. Each of the NEOs except for Mr. Butler, who was hired after June 30, 2003, participates in the Pension Plan.

Defined Company Contribution Plan.  Salaried employees, including NEOs, hired after June 30, 2003 are not eligible to participate in the Pension Plan. An interim Cash Balance Plan was in effect for employees hired between July 1, 2003 and August 31, 2005. That plan was replaced September 1, 2005 by the Defined Company Contribution Plan (“DCCP”). Under the DCCP, CMS provides a contribution equal to 5% of regular earnings to the DCCP on behalf of the employee which vests immediately and is payable upon termination of employment. Mr. Butler is the only NEO covered under the DCCP.

Supplemental Pension Plans

Supplemental Executive Retirement Plan.  The Supplemental Executive Retirement Plan (the “DB SERP”) is an unfunded plan that provides out of our general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Pension Plan. In addition, for officers, including NEOs, the DB SERP provides for an additional year of service credit for each year of service until the total of actual and additional service equal 20 years of service and includes any awards under the Bonus Plan as earnings. The maximum benefit under the DB SERP is attained after 35 years (including the additional years of service credit) and no further service credit is provided. Any benefit calculated under the Pension Plan is subtracted from the benefit calculated under the DB SERP. We fund trusts established to cover our obligations to make payments under the DB SERP, however participants have an unsecured contractual commitment from us to pay the amounts due under this plan. Any employees, including NEOs, who were hired or promoted to an eligible position after March 30, 2006 are not eligible to participate in the DB SERP. Under the terms of the DB SERP, NEOs are not eligible to receive a lump-sum distribution, but instead receive a single life or joint survivor annuity benefit payable at the later of age 55 or separation from service. Each of the NEOs except for Mr. Butler, who was hired after March 20, 2006, participates in the DB SERP.

Defined Contribution Supplemental Executive Retirement Plan.  The Company established a defined contribution SERP (“DC SERP”) for employees not eligible to participate in the DB SERP. Under the DC SERP, the Corporation provides an amount equal to 5%, 10% or 15% (depending on salary grade) of employee regular earnings plus any awards under the Bonus Plan, less any amounts taken into account under the DCCP. Funds equal to the DC SERP are transferred to a mutual fund family at the time CMS makes a contribution. Earnings or losses are based on the rate of return of the mutual funds selected by the participants in the DC SERP. Although the DC SERP is funded by us, participants have an unsecured contractual commitment from us to pay the amounts due under this plan. Mr. Butler, who was hired on July 17, 2006, is the only NEO covered under the DC SERP (at the 10% level). Full vesting under the DC SERP occurs at age 62 with a minimum of 5 years of service. Vesting is on a pro-rata basis for years prior to age 62.

We believe that our pension plans and the SERPs are a useful part of the NEO compensation program and assist in the retention of our senior executives, as benefits thereunder increase for each year that these executives remain employed by us and continue their work on behalf of our shareholders. We have considered the issue of potential overlap between the two long-term focused plans (SERPs and equity compensation) and concluded that both are appropriate elements. The SERPs are designed to provide a predictable retirement income, and the equity plan is designed to align the interests of NEOs with our shareholders and is performance-based and variable. Further, both are market practice and supportive of the philosophy to provide a competitive NEO package.

Employees’ Savings Plans

Employees’ Savings Plan.  Under the Employees’ Savings Plan for Consumers and affiliated companies, a tax qualified defined contribution retirement savings plan (the “Savings Plan”), participating employees, including NEOs, may contribute a percentage of their regular earnings into their Savings Plan accounts. NEOs, because they are considered highly compensated, may only contribute up to 15.0% and only up to the Internal Revenue Service (“IRS”) annual dollar limit. In addition, under the Savings Plan, we match an amount equal to 60% of the first 6% of employees’ regular earnings contributions. The matching contribution is allocated among the participant employees’ investment choices. As explained above, participants in our DCCP receive an employer contribution of 5% of regular earnings to their Savings Plan. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

We maintain the Savings Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax efficient.

Stock Ownership Guidelines

We have established stock ownership guidelines for our officers. These guidelines require our officers to increase their equity stake in CMS and thereby more closely link their interests with those of our long-term shareholders. These stock ownership guidelines provide that, within 5 years of becoming an officer or promotion to a higher ownership requirement, each officer must own (not including unexercised stock options) shares of our Common Stock with a value of 1 to 5 times their base salary, depending on his or her position. Mr. Joos, as CEO, is required to own 5 times his base salary. All other NEOs are required to own 3 times their base salary except for Mr. Butler who is required to own 2 times his base salary. All NEOs met these guidelines as of December 31, 2009.

We prohibit our officers from engaging in selling short our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.

Compensation Deductibility

Section 162(m) of the IRC limits the tax deductibility of compensation in excess of $1 million paid to a corporation’s CEO and to the other three highest compensated executive officers (other than the CEO and CFO) unless such compensation qualifies as “performance-based” and is approved by shareholders. Generally, incentive awards under the terms of the Bonus Plan and awards of stock options under the Stock Plan qualify as performance-based compensation. Awards of restricted stock may qualify as performance-based, if the grant includes performance-based vesting criteria, as was the case with 66.7% of the 2009 awards to the NEOs. Generally, we attempt to ensure the deductibility of all compensation paid; however, the Compensation Committees may approve nondeductible compensation if necessary or desirable to achieve the goals of our compensation philosophy.

COMPENSATION AND HUMAN RESOURCES REPORT

The Compensation Committees of the Boards of Directors of CMS and Consumers (the “Boards”) oversee CMS’ and Consumers’ compensation program on behalf of the Boards. In fulfilling its oversight responsibilities, the Compensation Committees reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committees recommend to the Boards that the Compensation Discussion and Analysis be included in CMS’ and Consumers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009, CMS’ Proxy Statement on Schedule 14A relating to CMS’ 2010 Annual Meeting of Shareholders and Consumers’ Information Statement on Schedule 14C, each of which will be or has been filed with the Securities and Exchange Commission.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

John B. Yasinsky (Chair)
Stephen E. Ewing
Richard M. Gabrys
Michael T. Monahan
Percy A. Pierre

2009 COMPENSATION TABLES

2009 Summary Compensation Table

					Change in
					Pension Value &
					Nonqualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
		Salary	Awards (1)	Compensation (2)	Earnings (3)	Compensation (4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

David W. Joos	2009	1,085,000	3,149,451	1,605,800	1,889,759	51,345	7,781,355
President and CEO, CMS;	2008	1,045,000	2,160,118	971,850	1,176,083	47,705	5,400,756
CEO, Consumers	2007	1,000,000	1,927,265	962,000	1,098,585	63,275	5,051,125
John G. Russell	2009	545,000	1,282,100	483,960	625,552	17,598	2,954,210
President and COO,	2008	525,000	648,419	292,950	504,338	14,542	1,985,249
Consumers; and deemed CMS Executive Officer	2007	495,000	702,286	402,930	298,985	28,514	1,927,715
Thomas J. Webb	2009	665,000	735,674	541,310	720,780	37,248	2,700,012
Executive Vice President and CFO,	2008	645,000	504,539	329,918	607,943	34,008	2,121,408
CMS & Consumers	2007	624,000	564,241	507,936	400,616	24,365	2,121,158
James E. Brunner	2009	410,000	577,549	303,400	656,271	28,116	1,975,336
Senior Vice President, CMS	2008	395,000	396,150	183,675	595,615	25,795	1,596,235
& Consumers	2007	372,000	423,516	275,280	428,748	28,018	1,527,562
John M. Butler	2009	317,000	462,952	211,122	—	63,920	1,054,994
Senior Vice President, CMS	2008	305,000	187,044	127,643	—	66,466	686,153
& Consumers	2007	286,000	195,675	190,476	—	57,166	729,317

(1)	Restricted stock awards are performance-based (80% of the 2007 and 2008 and 66.7% of the 2009 awards) and tenure-based (20% of the 2007 and 2008 and 33.3% of the 2009 awards) and vest 100% three years after the original grant date assuming the achievement of pre-established TSR goals. For the awards granted in 2007 and 2008, one-half of the awards are based on the achievement of an absolute TSR level ranging from 20% to 38% and one-half of the awards are based on a relative comparison of CMS’ TSR to the TSR of the Compensation Peer Group. For 2009, the award is based on a relative comparison of CMS’ TSR to the TSR of the Performance Peer Group. The amounts represent the aggregate grant date fair value of the awards, based upon probable outcome of the performance conditions, determined pursuant to the Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation — Stock Compensation (ASC 718) and take into account the expected Common Stock dividend yield associated with the 2007, 2008 and 2009 awards. See Note 14 Stock Based Compensation to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating the aggregate grant date fair value pursuant to ASC 718. The maximum value, assuming achievement of the highest level of performance conditions, for the 2007, 2008 and 2009 awards, respectively, for each NEO are: Mr. Joos $2,652,909, $2,940,211, $5,317,346; Mr. Russell $966,707, $882,586, $2,004,250; Mr. Webb $776,686, $686,746, $1,242,624; Mr. Brunner $582,976, $539,213, $974,731; and Mr. Butler $269,350, $254,592, $660,821.

(2)	This compensation consists of cash awards under our Bonus Plan. These cash awards were earned in 2009 but were approved by the Compensation Committees in February and paid in March of 2010.

(3)	This column represents the aggregate annual increase, as of November, 30 2007, December 31, 2008 and December 31, 2009 in actuarial values of each of the NEO’s benefits under our Pension Plan and DB SERP. The change to the December 31, 2008 measurement date was required under FAS 158. The December 31, 2008 amount represents 12/13 of the increase that occurred between November 30, 2007 and December 31, 2008.

(4)	Detail supporting all other compensation for 2009 is reflected in the All Other Compensation Table below.

Total compensation for the CEO is currently 2.5 times greater than the next highest compensated NEO (the COO). The difference is primarily attributable to the difference in compensation between the Compensation Peer Group median total compensation for CEO and the Compensation Peer Group median total compensation for the COO. This is lower than and in line with the Compensation Peer Group ratio, as reported by Towers Watson, which was 2.9 times higher for the CEO than the COO.

2009 All Other Compensation

			Registrant
	Registrant		Contributions
	Contributions		to Nonqualified
	to Employees’		Deferred		Life and
	Savings Plan and		Compensation		Disability
	DCCP		Plans (a)		Insurance	Other (d)	Total
Name	($)		($)		($)	($)	($)

David W. Joos	8,820		30,240		10,085	2,200	51,345
John G. Russell	8,820		—		6,578	2,200	17,598
Thomas J. Webb	8,820		15,120		11,108	2,200	37,248
James E. Brunner	8,820		5,940		11,156	2,200	28,116
John M. Butler	21,070	(b)	34,806	(c)	5,844	2,200	63,920

(a)	The amounts reflected in this column are also disclosed in the subsequent Nonqualified Deferred Compensation Table (column (c)).

(b)	Includes: $12,250 contributed by the Corporation under the Defined Company Contribution Plan provisions of the Savings Plan.

(c)	Includes: $32,214 contributed by the Corporation under the DC SERP.

(d)	The amounts reflected in this column represent the maximum amount expended on an individual mandatory annual executive physical exam for a NEO. The maximum amount is used for all NEOs to ensure that no protected health-related information is disclosed.

2009 Grants of Plan-Based Awards

								All Other
		Estimated Future			Estimated Future			Stock	Grant
		Payouts Under			Payouts Under			Awards	Date Fair
		Non-Equity Incentive			Equity Incentive			Number of	Value of
		Plan Awards (1)			Plan Awards (2)			Shares of	Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock (3)	Awards (4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

David W. Joos	8/12/09	—	—	—	75,050	150,100	300,200	75,100	3,149,451
	—	271,250	1,085,000	2,170,000	—	—	—	—	—
John G. Russell	8/12/09	—	—	—	25,000	50,000	100,000	25,000	1,048,900
	—	81,750	327,000	654,000	—	—	—	—	—
	1/22/09	—	—	—	—	—	—	20,000	233,200
Thomas J. Webb	8/12/09	—	—	—	17,550	35,100	70,200	17,500	735,674
	—	91,438	365,750	731,500	—	—	—	—	—
James E. Brunner	8/12/09	—	—	—	13,750	27,500	55,000	13,800	577,549
	—	51,250	205,000	410,000	—	—	—	—	—
John M. Butler	8/12/09	—	—	—	6,850	13,700	27,400	6,900	288,052
	—	35,663	142,650	285,300	—	—	—	—	—
	1/22/09	—	—	—	—	—	—	15,000	174,900

(1)	This compensation consists of cash awards under our Bonus Plan. For each NEO, the actual payment was 148% of target and is reported as Non-Equity Incentive Plan compensation in the Summary Compensation Table. These cash awards were granted and earned in 2009 with the payouts approved by the Compensation Committees in February 2010 and the awards paid in March 2010. Under the

Bonus Plan, the threshold payout is 25% of the target payout and the maximum payout is 200% of the target payout.

(2)	These awards consist of restricted stock awarded under our Stock Plan. 66.7% of the 2009 restricted stock awards are performance-based and vest 100% three years after the original grant date assuming the achievement of TSR goals. The performance-based portion of the award is contingent on a relative comparison of CMS’ TSR to the TSR of the Performance Peer Group.

(3)	Includes the remaining 33.3% of the 2009 restricted stock awards granted under our Stock Plan that vest based upon tenure only. In addition, special 2009 tenure grants were awarded to Mr. Russell of 20,000 shares and Mr. Butler of 15,000 shares on January 22, 2009. These special tenure grants were retention incentives.

(4)	The amounts in column (j) are based upon on the aggregate grant date fair value of the awards reflected in columns (g) and (i) as determined pursuant to ASC 718, based upon probable outcome of the performance-based vesting conditions. See Note 14 Stock Based Compensation to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

During 2009, none of the NEOs were employed pursuant to an employment agreement with CMS or Consumers. Three NEOs have entered into Executive Severance Agreements which have change-in-control provisions and two NEOs have entered into separate Change-in-Control Agreements and Severance Agreements with us. Please see Potential Payments Upon Termination or Change-in-Control below for a description of such agreements.

Restricted Stock Awards

During 2009, we granted restricted stock to each of our NEOs pursuant to our Stock Plan. Restricted stock awarded in 2009 under the Stock Plan will vest on the third anniversary of the date of grant in 2012. The vesting for 66.7% of the award is subject to satisfaction of certain TSR targets. This portion of the award could vest, if at all, in an amount ranging from 50% to 200% of the specified target level of award based on TSR over the three-year performance period. Restricted stock awards include the right to vote and right to receive dividends, but may not be sold or transferred during the restriction period. Dividends on restricted stock will be earned and paid on the same terms and at the same rate as that paid on Common Stock and, at the option of the holder, are either paid in cash or reinvested into additional shares of Common Stock.

Cash Bonuses

In 2009, the Compensation Committees established potential cash bonuses for each of our NEOs under the Bonus Plan. The amount of the potential bonuses was tied to satisfaction of Plan EPS and CFCF targets approved by the Compensation Committees. The Bonus Plan bonuses were earned by the NEOs at 105% of the target level for Plan EPS and at 192% of the target level for CFCF for a combined total of 148% of the target level and are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Please see the Compensation Discussion and Analysis for a description of the Bonus Plan.

Salary and Bonus in Proportion to Total Compensation as Defined by the Summary Compensation Table

Our NEOs generally receive from 42% to 63% of their compensation in the form of base salary and cash incentive awards under our Bonus Plan. As noted in the Compensation Discussion and Analysis section, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. We believe that our current compensation program gives our NEOs substantial alignment with shareholders, while also permitting us to provide incentive to the NEOs to pursue specific short- and long-term performance goals. Please see the Compensation Discussion and Analysis above for a description of the objectives of our compensation program and overall compensation philosophy.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards			Stock Awards
							Equity
						Equity	Incentive
						Incentive	Plan
						Plan	Awards:
						Awards:	Market or
						Number of	Payout Value
					Market	Unearned	of Unearned
				Number of	Value	Shares,	Shares,
	Number of			Shares or	of Shares or	Units or	Units or
	Securities			Units of	Units of	Other	Other
	Underlying			Stock	Stock	Rights	Rights
	Unexercised	Option		That Have	That Have	That Have	That Have
	Options -	Exercise	Option	Not Vested	Not Vested	Not Vested	Not Vested
	Exercisable	Price	Expiration	(1)	(2)	(1)(3)	(2)(3)
Name	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

David W. Joos	32,000	17.0000	3/23/10	148,900	2,331,774	222,650	3,486,699
	50,000	31.0400	3/21/11
	50,000	20.0000	10/27/11
	65,000	22.2000	3/21/12
John G. Russell	10,000	31.0400	3/21/11	69,000	1,080,540	73,000	1,143,180
	16,000	22.2000	3/21/12
Thomas J. Webb	—	—	—	36,440	570,650	55,430	868,034
James E. Brunner	—	—	—	28,380	444,431	42,910	671,971
John M. Butler	—	—	—	28,720	449,755	20,490	320,873

(1)	Vesting dates for the outstanding shares of restricted stock (based upon the combination of tenure-based awards reflected at the original share amounts granted and performance-based awards reflected at the ‘threshold’ levels granted under the Stock Plan) are as follows:
Mr. Joos: 86,280 (8/8/10), 135,120 (8/6/11) and 150,150 (8/12/12);
Mr. Russell: 31,440 (8/8/10), 40,560 (8/6/11), 20,000 (1/22/12) and 50,000 (8/12/12);
Mr. Webb: 25,260 (8/8/10), 31,560 (8/6/11) and 35,050 (8/12/12);
Mr. Brunner: 18,960 (8/8/10), 24,780 (8/6/11) and 27,550 (8/12/12); and
Mr. Butler: 8,760 (8/8/10), 11,700 (8/6/11), 15,000 (1/22/12) and 13,750 (8/12/12).

(2)	Calculated based upon the December 31, 2009 closing price of Common Stock of $15.66 per share.

(3)	Per SEC regulations, the shares and dollars disclosed in the above table in columns (g) and (h), are based upon the threshold award allowable under the Stock Plan.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized On	Acquired on	Realized On
	Exercise	Exercise	Vesting	Vesting (1)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

David W. Joos	—	—	67,500	871,425
John G. Russell	—	—	27,000	348,570
Thomas J. Webb	—	—	22,500	290,475
James E. Brunner	—	—	15,000	193,650
John M. Butler	—	—	46,000	569,060

(1)	The value realized is based upon the Common Stock closing price of $12.91 on 8/9/09 for Messrs. Joos, Russell, Webb and Brunner; and 6,000 shares calculated based on the Common Stock closing price of

$12.91 on 8/9/09 and 40,000 shares calculated based on the Common Stock closing price of $12.29 on 7/17/09 for Mr. Butler. In 2009, the restricted stock awards from 2006 completed their three year performance cycle. Our TSR for that three-year period (from August 2006 to August 2009) was (2.6)% and our absolute target was 27%. The relative TSR target was the median TSR for our Peer Group which was (3.7)%. Based on the provisions of those grants, 50% of the original number of shares granted were forfeited in 2009 and the remaining 50% vested on August 8, 2009.

2009 Pension Benefits

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service(1)	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

David W. Joos	Pension Plan	29.96	931,338	—
	DB SERP	35.00	9,716,237	—
John G. Russell	Pension Plan	28.00	659,539	—
	DB SERP	29.17	2,253,042	—
Thomas J. Webb	Pension Plan	7.55	260,093	—
	DB SERP	14.99	2,634,955	—
James E. Brunner	Pension Plan	32.73	1,050,968	—
	DB SERP	35.00	2,004,112	—
John M. Butler(2)	Pension Plan	N/A	N/A	—
	DB SERP	N/A	N/A	—

(1)	The DB SERP provides for an additional year of service credit for each year of service (“preference service”) until the total of actual and additional service equals 20 years of service (during the first 10 years of service). After this limit is reached, no additional preference service is provided. The addition of preference service to the DB SERP benefit formula provides an increase to the DB SERP non-qualified benefit but does not affect the qualified pension plan benefit. The present value benefit augmentation attributable to the preference years of service under the DB SERP plan is as follows: Mr. Joos $1,365,483; Mr. Russell $103,186; Mr. Webb $1,453,631; and Mr. Brunner $181,738.

(2)	Mr. Butler, who was hired after June 30, 2003, is not eligible to participate in the Pension or DB SERP Plans. See the All Other Compensation and the Nonqualified Deferred Compensation tables and the corresponding footnotes for details regarding the plans in which Mr. Butler participates.

The Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the Pension Plan are based on the employee’s years of service, age at retirement and the sum of the five highest calendar years of base pay divided by 60. Base pay excludes overtime pay and bonuses. Base pay for purposes of calculating a benefit cannot exceed the annual compensation limit established by law, which is $245,000 for 2009. Benefits are payable at retirement. A participant is vested in his or her benefit after 5 years of service. The standard form of benefit for an unmarried retiring employee is a life annuity. The standard form of benefit for a married retiring employee is a 50% joint and survivor annuity. The Pension Plan offers retiring employees additional forms of joint and survivor annuities, allowing retirees to select an alternative most suitable to their financial planning needs. An unmarried retiring employee may elect to have his or her benefit paid in the form of a single sum. A married retiring employee must receive the notarized consent of his/her spouse in order to elect a single sum payment. The benefit formula provides an annuity equal to 2.1% for the first 20 years of service and 1.7% for the next 15 years of service, to a maximum percentage of 67.5% for 35 years of service. This amount is subject to the Social Security adjustment which is .5% multiplied by 1/12th of the average of the participant’s 3 most recent years of compensation, up to the maximum Social Security covered compensation for each year of service counted in the formula. To the extent an employee exceeds 35 years of service under the Pension Plan, an additional $20 per month is added to the annuity for each full year of service above 35. This benefit is added to the life annuity after the adjustment for Social Security. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The Pension Plan retirement benefit is unreduced at age 62. The Pension Plan provides an add-on benefit for long-term employees when an employee retires on or after age 58 and has 30 or more years of service. This add-on benefit is equal to the participant’s accrued retirement income as of September 1, 2000, if any, multiplied by the early retirement percentage at the time of the employee’s retirement, and is added to the retiring employee’s retirement annuity. In accordance with SEC guidelines, the present value information contained in this report is based on FAS 87 assumptions and applied using the age at which a benefit is unreduced. Early retirement subsidies provided by the benefit formula of the Pension Plan and the actual discount rate required by the U.S. Department of Treasury may provide a greater present value to a participant retiring on or after age 55 but prior to the age of an unreduced benefit.

The Pension Plan also provides a temporary monthly Supplement Early Retirement Income (“SERI”) subsidy to participants, payable at retirement if the participant is at least age 55 but not more than 62, age-plus-plan service equals 80 or greater, and his or her monthly life annuity benefit does not exceed $2,200. The SERI maximum is reduced by 4% for each full or partial year the participant has less than 30 years of service. The SERI portion of the benefit ceases at age 62. The Pension Plan provides a pre-retirement survivor benefit to the spouse of a married employee or one named beneficiary of an unmarried employee. The Pension Plan provides a disability retirement benefit to employees with at least 15 years of service who are found by CMS to be totally and permanently disabled. Payments continue until the participant recovers from the disability, elects early retirement or reaches the normal retirement age of 65, at which point the participant converts to a pension benefit using the formula detailed above. The monthly disability benefit is determined by multiplying $26.00 by years of plan service, plus an additional $350 per month if the participant does not qualify for any Social Security benefit. The minimum monthly disability benefit is $450.

The Pension Plan currently limits the annual annuity benefit under Section 415 of the IRC to no more than $195,000 payable at age 65. Messrs. Joos, Webb, and Brunner are currently eligible to elect early retirement. The remaining NEOs eligible to participate in the Pension Plan are below the minimum retirement age of 55. The Present Value of Accumulated Benefit column above is determined using the FAS 87 assumptions including a discount rate (currently 5.85%) and mortality (currently based on the 2000 mortality table with projected mortality improvements).

The DB SERP is an unfunded non-qualified supplemental defined benefit retirement plan which provides benefits based on pay, bonuses and added service that are not provided by the Pension Plan. The benefit formula used to determine the DB SERP annuity is the same as that used for the Pension Plan; however the DB SERP does not contain the add-on benefit described above. The Pension Plan annuity is subtracted from the DB SERP annuity to determine the annuity payable from the DB SERP. Although a rabbi trust (a trust that is established for the benefit of its participants except that creditors of the Corporation can obtain the assets of the trust) has been established by the Corporation for purposes of paying DB SERP benefits, participants have an unsecured contractual commitment from CMS to pay the amounts due under this plan. Under the DB SERP, a participant must have 5 full years of participation in the DB SERP and reach a minimum age of 55 to be able to receive the retirement benefit discussed above. Participants with 5 full years of service who voluntarily terminate service with CMS prior to age 55 receive a benefit without inclusion of bonuses and added service. Participants who terminate service prior to age 55 receive their vested benefit starting the first of the month on or after their 55th birthday at a level equal to 38.3% of the age 65 benefit. A participant whose services are terminated for any reason prior to attaining 5 full years of actual or disability service is not eligible for payments from the DB SERP except as provided for in any employment agreement. The standard form of benefit is a monthly annuity. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The DB SERP benefit is unreduced at age 62. NEOs may elect a single life annuity or a joint and survivor monthly annuity. The Present Value of Accumulated Benefit column in the table above is determined using the FAS 87 assumptions including a discount rate (currently 5.85%) and mortality (currently based on the 2000 mortality table with projected mortality improvements).

2009 Nonqualified Deferred Compensation (1)

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings	Distributions	Balance at
	in Last FY (2)	in Last FY (3)	in Last FY	in Last FY	Last FYE (5)
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

David W. Joos	50,400	30,240	104,603	—	916,080
John G. Russell	—	—	18,959	—	92,145
Thomas J. Webb	25,200	15,120	11,814	—	87,006
James E. Brunner	9,900	5,940	13,403	—	61,880
John M. Butler	4,320	34,806 (4)	3,627	—	126,872

(1)	Nonqualified deferred compensation plans are plans providing for deferral of compensation that do not satisfy the minimum coverage nondiscrimination and other rules that qualify broad-based plans for favorable tax treatment under the IRC. For CMS, this table only includes the DSSP and DC SERP and does not include CMS’ contributions or related CMS match to the Savings Plan which is a tax qualified defined contribution plan and shown in the 2009 All Other Compensation Table.

(2)	This compensation is also reflected in the Summary Compensation Table — Salary column.

(3)	This compensation is reflected in the 2009 All Other Compensation table.

(4)	Includes $32,214 contributed by the Corporation under the DC SERP.

(5)	Amounts reported in the aggregate balance at last fiscal year end that have been previously reported as compensation in the Summary Compensation Table are as follows for Messrs. Joos, Russell, Webb, Brunner and Butler: $31,918; $(37,093); $(4,968); $(12,503); $380.

An employee who has base salary (excluding any bonus, incentive or other premium pay) before deductions for taxes and other withholdings in excess of the IRC compensation limit ($245,000 for 2009) is eligible and may elect to participate in The Deferred Salary Savings Plan (the “DSSP”), an unfunded nonqualified tax deferred defined contribution plan. A participant in the DSSP may elect in the prior year to defer from 1% to 6% of his or her base salary that exceeds the legal compensation limit and CMS will match 60% of the deferral; provided, however that the participant must also defer at least 6% of base salary under the Savings Plan. In addition, a DSSP eligible participant may elect an additional deferral up to 50% of the participant’s base salary for the calendar year. This additional deferral is not eligible for a Corporation match. The combined maximum total of the two DSSP deferral amounts and the 6% Savings Plan deferral is 56% of base salary. At the time a participant elects a deferral, a distribution election is also made for this class year deferral. Each class year deferral is payable either at a certain date 5 or more years in the future, in a lump sum upon separation from service with CMS or as a series of payments from 2 to 15 years after separation from service. CMS has elected to outsource the DSSP record keeping to Fidelity Investments. In addition, CMS has elected to place funds with the record keeper equal to CMS’ future obligations; however, the DSSP remains an unfunded deferred compensation plan and any amounts placed with the record keeper are subject to the claims of creditors of CMS. The participant decides how Corporation contributions are invested among a broad array of mutual funds selected by CMS and provided by the record keeper. Earnings in the DSSP are based on the change in market value of the mutual funds selected by the participant.

See the prior description of the DC SERP under the heading of “Supplemental Pension Plans”.

Potential Payments upon Termination or Change-in-Control

As noted above under the Compensation Discussion and Analysis — Post-Termination Compensation — Severance Agreements, we have entered into three separate types of agreements with our NEOs regarding termination. Three of the NEOs (Messrs. Joos, Russell, and Webb) have entered into Executive Severance Agreements (“ES Agreements”) which provide for payments and other benefits if the NEO is terminated under circumstances specified in the ES Agreement at a time when we have not undergone a Change-In-Control (as defined in the ES Agreement). The ES Agreements also provide for payments and other benefits if the NEO is terminated under the circumstances specified in the ES Agreement within two years of a Change-in-Control of CMS. A description of the terms of each of these agreements follows. We have Change-in-Control Agreements (“CIC Agreements”) that two of our NEOs (Messrs. Brunner and Butler) have entered into which provide for payments and other benefits only if the NEO is terminated under the circumstances specified in the CIC Agreements within two years of a Change-in-Control of CMS. We have also entered into Officer Separation Agreements (“OS Agreements”) with Messrs. Brunner and Butler. The OS Agreements provide for payments and other benefits if the officer is terminated under circumstances specified in the OS Agreement at a time when we have not undergone a Change-In-Control (as defined in the CIC Agreement).

Executive Severance and Officer Separation Agreements.  All of the ES Agreements and the OS Agreements provide for payments of certain benefits, as described in the table below, upon termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under these agreements is an understanding of the definition of “Cause” that is used in those agreements. For purposes of these agreements:

•	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including willful and continued failure to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of CMS or its subsidiaries, or is subject to a specified criminal legal action for activities relating to an act of fraud, embezzlement, theft, or other act constituting a felony involving moral turpitude.

•	If the Corporation does not have Cause and terminates a NEO who has an ES Agreement for any reason, the NEO receives the benefits described in the table below, which assumes that the termination had taken place on December 31, 2009, the last day of our most recent fiscal year.

These agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. They also include non-compete and non-solicitation provisions that would apply for a period of 12 months following the NEO’s termination of employment and non-disparagement and confidentiality provisions that would apply for an unlimited period of time following the NEO’s termination of employment. Payments under these agreements are made in lump sums.

Change-in-Control Agreements and Provisions.  All of the ES Agreements and CIC Agreements contain provisions which provide for payments in event of a Change-in-Control. The Change-in-Control provisions (“CIC Provisions”) function in a similar manner to the severance provisions in the ES Agreements and the OS Agreements, except that NEOs become entitled to benefits under the CIC Provisions only in the event of a double trigger consisting of a Change-in-Control and qualifying termination of employment during the two-year period following the Change-in-Control. A Change-in-Control of CMS is defined in both the ES Agreements and the CIC Agreements to mean:

•	the consummation of certain types of transactions, including mergers and the sale of all, or substantially all, of our assets;

•	the acquisition by any person or entity of the beneficial ownership of securities representing 25% or more of the combined voting power of our then outstanding voting securities;

•	a change in the composition of our Board of Directors such that, within a period of two consecutive years, individuals who at the beginning of such two-year period constituted the Board of Directors and any new directors elected or nominated by at least 2/3 of the directors who were either directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute a majority of the Board of Directors; or

•	the liquidation or distribution of all or substantially all of our assets.

The rights to which an NEO is entitled under the CIC Provisions upon a termination of his or her employment are dependent on the circumstances of the termination. The definition of Cause and Good Reason are central to an understanding of the NEO’s rights under the CIC Provisions. Under the CIC Provisions:

•	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including, but not limited to, willful and continued failure to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of CMS or its subsidiaries, or is subject to a specified criminal legal action for activities relating to an act of fraud, embezzlement, theft, or other act constituting a felony involving moral turpitude.

•	The NEO is said to have Good Reason to terminate his or her employment (and thereby gain access to the benefits described below) if the assignment to the NEO of duties is materially inconsistent with his position (including status, offices, titles, and reporting requirements), authority, or responsibilities as in effect immediately prior to the Change-in-Control; the Corporation takes any action which results in a material diminution of the NEO’s position, authority, duties, or responsibilities as constituted immediately prior to the Change-in-Control (excluding an isolated, insubstantial, and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by the NEO); there is a material reduction in the NEO’s base salary, bonus opportunity, Stock Plan award level, benefits, or status (subject to the right to remedy); or under other circumstances specified in the definition, including the NEO’s principal job location or office be located more than 35 miles from its location at the time the CIC Agreement was entered into.

Benefits are payable in lump sums except in the case of certain DB SERP payments which may be paid in installments.

The benefits to be provided to the NEO in each of those situations are described in the table below, which assumes that the termination had taken place on December 31, 2009, the last day of our most recent fiscal year.

As part of the CIC Provisions, CMS has agreed to pay any IRC Section 280G and Section 4999 excise taxes that the NEO would be subject to as a result of the payments following Change-in-Control. The Compensation Committees have determined that no future CIC Agreement will contain a tax gross-up provision. Restricted stock under the CIC Agreements has double trigger vesting (both a change in control and a qualifying termination of employment). Upon death or disability, 100% of such stock vests. Upon retirement, all restricted stock except for those granted during the 12-month period immediately preceding retirement will vest if subject only to time based restrictions or will vest upon satisfaction of any performance-based restrictions. In the case of retirement, the Compensation Committees have the discretion to waive the forfeiture of restricted stock granted during the 12-month period immediately preceding retirement and allow vesting, as described in the previous sentence, of all restricted stock. NEOs cannot receive benefits under both the CIC Provisions and the severance provisions of the agreements.

Potential Payments Upon Change-in-Control or Termination

	David W.	John G.	Thomas J.	James E.	John M.
	Joos	Russell	Webb	Brunner	Butler
	($)	($)	($)	($)	($)

Change in Control Payments(1):
Two times 2009 base salary	2,170,000	1,090,000	1,330,000	820,000	634,000
Two times incentive plan bonus @ 100% performance target or actual whichever is greater	3,211,600	967,920	1,082,620	606,800	422,244
Prorata incentive plan bonus based on service period in year triggered	1,605,800	483,960	541,310	303,400	211,122
One year base salary plus incentive plan bonus — ‘Non-compete’	2,690,800	1,028,960	1,206,310	713,400	528,122
Medical Coverage Payment(2)	27,350	36,910	48,727	36,910	38,380
‘In-the-Money’ Stock Options(3)	—	—	—	—	—
Unvested restricted stock awards(3)	9,305,172	3,366,900	2,306,718	1,788,372	1,091,502
Excise Tax Equalization Payment(4)	6,260,209	2,055,041	—	1,551,574	851,912

Total	25,270,931	9,029,691	6,515,685	5,820,456	3,777,282

Termination Without Cause Payments(5):
Two times 2009 base salary	2,170,000	1,090,000	1,330,000	—	—
One and one half times 2009 base salary	—	—	—	615,000	475,500
Two times incentive plan bonus @ 100% performance target or actual whichever is greater	3,211,600	967,920	1,082,620	—	—
Prorata incentive plan bonus based on service period in year triggered	1,605,800	483,960	541,310	303,400	211,122
Unvested restricted stock awards(3)	—	—	—	1,788,372	1,091,502
Medical Coverage Payment(2)	18,234	24,607	32,485	36,910	38,380

Total	7,005,634	2,566,487	2,986,415	2,743,682	1,816,504

Retirement/Disability:
Prorata incentive plan bonus based on service period in year triggered	1,605,800	483,960	541,310	303,400	211,122
‘In-the-Money’ Stock Options(3)	—	—	—	—	—
Unvested restricted stock awards(6)	5,778,540	1,879,200	1,483,002	1,141,614	534,006

Total	7,384,340	2,363,160	2,024,312	1,445,014	745,128

Death:
Prorata incentive plan bonus based on service period in year triggered	1,605,800	483,960	541,310	303,400	211,122
‘In-the-Money’ Stock Options(3)	—	—	—	—	—
Unvested restricted stock awards(3)	9,305,172	3,366,900	2,306,718	1,788,372	1,091,502

Total	10,910,972	3,850,860	2,848,028	2,091,772	1,302,624

(1)	Pursuant to the CIC Provisions in the ES Agreements for Messrs. Joos, Russell and Webb and pursuant to the CIC Agreements for Messrs. Brunner and Butler. In addition to the amounts shown above, in the event of a Change-in-Control, Messrs. Joos, Russell, Webb and Brunner, would receive the following incremental increases in their monthly SERP benefits: $11,513; $2,746; $4,436; and $3,781, respectively. In the event of a Change-in-Control, Mr. Butler’s DC SERP account balance would fully vest.

(2)	Change in Control Medical Coverage Payments include 3 years of company-paid medical expenses. Termination Without Cause Medical Coverage Payments include 2 years of company-paid medical expenses, except for Mr. Brunner and Mr. Butler which include 3 years of company-paid medical expenses.

(3)	Based upon the December 31, 2009 closing price of Common Stock of $15.66. The unvested restricted stock awards outstanding are based on target levels.

(4)	As part of the CIC Provisions, we will make an Excise Tax Equalization Payment to reimburse the NEO for all applicable excise taxes and all income and employment taxes related to that reimbursement. The listed Change-In-Control payments are generally subject to excise taxes, except for the stock options, the non-compete payments and a small portion of the restricted stock awards.

(5)	Mr. Brunner’s and Mr. Butler’s amounts reflect payments under OS Agreements which were entered into in 2009.

(6)	Based upon the unvested restricted stock awards outstanding (at target levels) and the December 31, 2009 closing price of Common Stock of $15.66 per share less any unvested restricted stock awards granted within 12 months of the retirement or disability date.

2009 Directors’ Compensation

	Fees		All Other
	Earned or	Stock	Compen-
	Paid in Cash	Awards(1)(2)	sation(3)	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)

Current Directors:
Merribel S. Ayres	80,167	55,000	—	135,167
Jon E. Barfield	74,500	55,000	—	129,500
Stephen E. Ewing(4)	35,750	45,837	—	81,587
Richard M. Gabrys	79,500	55,000	—	134,500
Philip R. Lochner, Jr.	83,167	55,000	—	138,167
Michael T. Monahan	92,000	55,000	1,000	148,000
Joseph F. Paquette, Jr.	94,833	55,000	5,170	155,003
Percy A. Pierre	71,500	55,000	3,034	129,534
Kenneth L. Way	87,000	55,000	—	142,000
Kenneth Whipple	182,500	55,000	5,170	242,670
John B. Yasinsky	86,500	55,000	13,388	154,888

(1)	In 2009, all of the non-employee directors were granted a number of shares of restricted stock with a fair market value at the time of grant of $55,000. Stock awards are 100% tenure-based and vest 100% three years after the original grant date. See Note 14 Stock Based Compensation to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating the aggregate grant date fair value of these awards pursuant to ASC 718.

(2)	The aggregate number of unvested stock awards outstanding as of December 31, 2009 for each Director: Ms. Ayres, Messrs. Barfield, Gabrys, Lochner, Monahan, Paquette, Pierre, Way, Whipple, and Yasinsky, was 10,357 shares; and Mr. Ewing was 3,507 shares.

(3)	All Other Compensation for the current directors includes imputed income related to health or life insurance as well as any matching gift contributions made by the Corporation to charitable organizations to which the director made a contribution. The imputed income for the life insurance coverage in 2009 was: Messrs. Paquette, $5,170; Pierre, $3,034; Whipple, $5,170; and Yasinsky, $3,034. The imputed income for health insurance coverage in 2009 was: Mr. Yasinsky, $10,354. In 2009, the Corporation made matching gift contributions to charitable organizations supported by Mr. Monahan amounting to $1,000.

(4)	Mr. Ewing was elected to the Board, effective July 1, 2009.

Narrative to Director Compensation Table

In 2009, directors who were not CMS or Consumers employees received an annual retainer fee of $47,500, $1,500 for attendance at each Board meeting, $750 per meeting for special telephonic meetings of the Board (or one-half the regular Board meeting rates) and $1,500 for attendance at each committee meeting. In addition, the Chair of the Audit Committee received an annual retainer fee of $10,000 and each other Audit Committee member received an annual retainer fee of $2,000. The Chairs of the Compensation and Human Resources Committee, Finance Committee, and the Governance and Public Responsibility Committee each received an annual retainer fee of $7,500. The Presiding Director received an annual retainer fee of $7,500. Effective January 1, 2010, directors who are not CMS or Consumers employees receive an annual retainer of $50,000, an increase of $2,500 per year; the Presiding Director receives an annual retainer of $10,000, an increase of $2,500 per year.

In May 2009, all of the non-employee directors were granted a number of shares of restricted stock with a fair market value at the time of grant of approximately $55,000. In 2010, the annual restricted stock award will have a fair market value at the time of the May grant of approximately $62,500. These restricted shares vest 100% three years from the original grant date. Stock ownership guidelines have been adopted by the Board that align further the interests of the directors with the long-term shareholders. Board members are required to hold Common Stock equivalent in value to 5 times their annual cash retainer by the end of the fifth calendar year of becoming a director.

Directors are reimbursed for expenses incurred in attending Board or committee meetings and other company business. Directors who are CMS or Consumers employees do not receive retainers or meeting fees for service on the Board or as a member of any Board committee. Non-employee directors receive a single retainer fee and restricted share award for service on the CMS and Consumers Boards and each of their committees, as well as a single meeting attendance fee for concurrent meetings of the CMS and Consumers Boards or committees.

Pursuant to the Directors’ Deferred Compensation Plan, a CMS or Consumers director who is not an employee may, at any time prior to a calendar year in which a retainer and fees are to be earned, irrevocably elect to defer payment, through written notice to CMS or Consumers, of all or a portion of any of the retainer and fees that would otherwise be paid to the director. Deferred amounts will be distributed in a lump sum or in annual installments in cash, as specified in the director’s initial election. Fidelity Investments, an independent record keeper, administers the Directors’ Deferred Compensation Plan. The participant decides how contributions are invested among a broad array of mutual funds selected by and provided by the record keeper. Funds equal to the amounts deferred are transferred to Fidelity Investments. Our payment obligations to the director remain an unsecured contractual right to a payment.

Effective with the Annual Meeting of Shareholders in May of 2004, the Boards’ retirement payments policy was discontinued. Although certain current and previously retired directors’ accrued benefits under the policy will be preserved, no further years of service will be accrued nor will future increases in the cash retainer impact the preserved payments under this policy. Prior to its discontinuance, the directors’ retirement payments policy provided those directors who retire with 5 years of service on the Board with annual retirement payments equal to the retainer. These payments continue for a period of time equal to the director’s years of service on the Board. All preserved payments will cease at the death of the retired director.

All non-employee directors historically had been offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and CMS paid the premiums associated with participation by directors. These insurance coverages will not be provided by the Corporation to directors who had not elected the optional coverage prior to the Annual Meeting of Shareholders in 2004.

In connection with Mr. Whipple’s resignation as CMS’ and Consumers’ CEO effective October 1, 2004, and the termination of his employment agreement and its ongoing compensatory elements as an employee, each of the Compensation Committees and the Governance Committees reviewed his new responsibilities as non-executive Chairman of CMS and Consumers. After review of peer compensation data for such positions and in consultation with the Compensation Committees’ independent compensation consultant, the Compensation and Governance Committees recommended, and the Boards approved, that Mr. Whipple receive the various elements of the regular non-employee director compensation program, as well as an additional annual cash retainer fee of $120,000 as Chairman. It should be noted, however, that Mr. Whipple does not serve on any of the standing Committees of the Boards, other than the Executive Committees, and thus does not receive the retainers described above but does receive an Executive Committee attendance fee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committees of the Boards of Directors of CMS and Consumers oversee CMS’ and Consumers’ financial reporting process on behalf of the Boards. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.

In fulfilling their oversight responsibilities, the Audit Committees reviewed and discussed the audited consolidated financial statements of CMS and Consumers set forth in CMS’ and Consumers’ 2009 Annual Report to Shareholders and CMS’ and Consumers’ Annual Report on Form 10-K for the year ended December 31, 2009 with management of CMS and Consumers. The Audit Committees also discussed with PricewaterhouseCoopers LLP (“PwC”), independent registered public accounting firm for CMS and Consumers, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Public Company Accounting Oversight Board AU Section 380 — Communication with Audit Committees.

The Audit Committees have received the written communication from PwC required by Rule 3526 of the Public Company Accounting Oversight Board related to Communications with Audit Committees Concerning Independence; have considered the compatibility of non-audit services with the auditor’s independence; and have discussed with PwC their independence from CMS and Consumers.

In reliance on the review and discussions referred to above, the Audit Committees recommended to the Boards that the audited consolidated financial statements be included in CMS’ and Consumers’ Annual Report on Form 10-K for 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Michael T. Monahan (Chair)
Merribel S. Ayres
Richard M. Gabrys
Philip R. Lochner, Jr.
Kenneth L. Way

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC was the principal independent registered public accounting firm for CMS and Consumers for the years 2009 and 2008. Fees, including expenses, for professional services provided by the principal firm in each of the last two fiscal years are:

	2009	2008

Audit Fees	$4,444,857	$5,020,192
Audit-Related Fees	159,962	340,545
Tax Fees	—	—

Total Fees	$4,604,819	$5,360,737

Audit fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, comfort letters, required statutory audits, fees related to the audit of our internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 and other attest services. Audit-related fees include fees associated with assistance related to accounting systems and controls. Tax fees include fees for tax compliance, tax advice, and tax planning.

The Audit Committees have adopted a policy that requires advance approval for all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committees of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committees must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committees have delegated to the Chair of the Audit Committees authority to approve permitted services, provided that the Chair reports any decisions to the Audit Committees at their next scheduled meeting. One hundred percent of the services performed by the principal independent registered public accounting firm were approved in accordance with the policy.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committees of the Corporation’s and Consumers’ Boards of Directors have adopted the following policy:

The Audit Committees’ selection of the Corporation’s independent auditor shall be submitted to the Corporation’s shareholders for their ratification at the Corporation’s Annual Meeting of Shareholders. If a majority of shares voted do not ratify the Audit Committees’ selection, the Audit Committees will consider the shareholder views when considering its selection of a different independent auditor for the Corporation or its continued retention of its existing auditor for that year.

The Audit Committees have selected PwC, independent registered public accounting firm, to audit our consolidated financial statements for the year 2010. PwC served as our registered public accounting firm for the years 2009 and 2008. A representative of PwC will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions.

During CMS’ two most recent fiscal years ended December 31, 2009 and December 31, 2008 and the subsequent interim period through February 28, 2010, there were no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreement(s), if not resolved to the satisfaction of PWC, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their reports on CMS’ consolidated financial statements for such years.

During CMS’ two most recent fiscal years ended December 31, 2009 and December 31, 2008 and the subsequent interim period through February 28, 2010, there have been no “reportable events” as defined in Regulation S-K, Item 304(a)(1)(v).

Approval of this proposal requires the affirmative vote of the holders of a majority of shares of CMS’ Common Stock voting on the proposal.

YOUR BOARD RECOMMENDS RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS.

SHAREHOLDER PROPOSALS

The following shareholder proposals will be voted on at the 2010 Annual Meeting only if properly presented by or on behalf of the shareholder proponent. Some of the following shareholder proposals contain assertions that we believe are or may be incorrect. We have not attempted to refute all of the inaccuracies. However, the CMS Board has recommended a vote against each of these proposals for the reasons set forth following each proposal. Share holdings of the various shareholder proponents will be supplied upon oral or written request.

Shareholder Proposal No. 1 — GREENHOUSE GAS EMISSIONS GOALS AND REPORT

Office of the Comptroller of New York City, 1 Centre Street, New York, N.Y. 10007 (as custodian and a trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension, and custodian of the New York City Board of Education Retirement System) have notified us that their representatives intend to present the following proposal at this year’s meeting:

RESOLVED: Shareholders request that the Board of Directors adopt quantitative goals, based on current technologies, for reducing total greenhouse gas emissions from the Company’s products and operations; and that the company report to shareholders by September 30, 2010, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.

Supporting Statement

In October 2007, a group representing the world’s 150 scientific and engineering academies, including the U.S. National Academy of Sciences, issued a report urging governments to lower greenhouse gas emissions by establishing a firm and rising price for such emissions and by doubling energy research budgets to accelerate deployment of cleaner and more efficient technologies.

In June 2009, the House of Representatives passed a climate change bill to reduce greenhouse gas emissions to 17% below 2005 levels by 2020 and 83% by 2050. In September 2009, a similar legislative proposal was introduced to the Senate. Twenty-four states have already entered into regional initiatives to reduce emissions in advance of the federal mandate.

In December 2009, government and scientific leaders from around the world gathered in Copenhagen for formal talks on implementing the 1992 United Nations Framework Convention on Climate Change. The collective goal is the formulation of a climate treaty that sets emissions targets for industrialized and developing nations.

In October 2006, a report authored by former chief economist of the World Bank, Sir Nicolas Stern, estimated that climate change will cost between 5% and 20% of global domestic product if emissions are not reduced, and that greenhouse gases can be reduced at a cost of approximately 1% of global economic growth.

The electric industry accounts for more carbon dioxide emissions than any other sector, including the transportation and industrial sectors. U.S. power plants are responsible for nearly 40% of domestic and 10% of global carbon dioxide emissions.

In the Carbon Disclosure Project’s most recent annual survey, 60% of utility respondents disclosed absolute greenhouse gas emission reduction targets, and 60% disclosed emissions forecasts.

Some of CMS Energy Corporation’s electric industry peers who have set absolute reduction targets include American Electric Power, Entergy, Duke Energy, Exelon, National Grid and Consolidated Edison. Those with intensity targets include CMS Energy, PSEG, NiSource and Pinnacle West.

Duke, Exelon, FPL, NRG, and others, through their participation in the U.S. Climate Action Partnership, have also publicly stated that the U.S. should reduce its GHG footprint by 60% to 80% from current levels by 2050. They have endorsed adoption of mandatory federal policy to limit CO2 emissions as a way to provide economic and regulatory certainty needed for major investments in our energy future.

YOUR BOARD RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL No. 1.

Board of Directors Statement in Opposition to Shareholder Proposal No. 1

The CMS Board believes that this proposal is not in the best interest of CMS or its shareholders and opposes it for the following reasons:

The CMS Board does not believe that it is necessary for CMS to establish a “greenhouse gas reduction target” and publish a report on it. The issue of greenhouse gas emission controls is presently unsettled both as to potential future legislation and in the regulatory arena. Thus, it is not known what carbon-related requirements might be established by law, whether by a cap and trade program, a tax program, or otherwise at the state, regional or federal levels. In the face of this uncertainty, we believe it would be premature and not in the best interest of the CMS or its shareholders for it to establish its own private greenhouse gas target. This is especially so given the actions that CMS and its affiliates have already taken or are taking to reduce and mitigate greenhouse gas emissions in the area of power plant emissions and in our natural gas business.

In the area of power plant emissions, Consumers has taken and continues to take steps to reduce its future carbon footprint. In compliance with Michigan law, Consumers is planning to purchase and produce 10% of its electric sales from renewable resources in 2015 and beyond. Consumers currently obtains over 4% of its electricity from renewable resources. The Michigan Public Service Commission (“MPSC”) has approved Consumers Renewable Energy Plan (“REP”) which calls for over 900 megawatts of new electric generating capacity, primarily from wind generation, by year-end 2017. Of those 900 megawatts, the REP contemplates Consumers building approximately 50% and buying the other 50% through long-term power purchase agreements. In keeping with this plan, Consumers has acquired easements covering over 58,000 acres near Lake Michigan and in Michigan’s thumb area and is in the process of planning major wind farms that will provide approximately 450 megawatts of electrical generating capacity. The first 100 megawatt wind farm, called Lake Winds Energy Park, is expected to be in commercial operation in 2012. The anticipated capital cost of these build projects is over 1.2 billion dollars, thus demonstrating Consumers’ commitment to greenhouse gas reductions. Collectively, these efforts will serve to reduce Consumers’ “carbon footprint” by potentially displacing carbon-emitting generation sources. In addition to Consumers, CMS’ non-utility plants already obtain 40% of their electric generation from renewable sources.

Consumers recently received an air permit for an 830 megawatt advanced super-critical coal-fired plant. This permit is premised upon the replacement of several older coal-fired units with a new plant that is at least 10% more efficient than our existing coal fleet and has lower carbon emissions per megawatt hour of energy produced. Consumers is also looking into the feasibility of carbon capture and storage and preliminary analysis indicates that the geology surrounding the plant site looks promising for carbon sequestration.

Consumers has developed an “energy optimization plan” approved by the MPSC in compliance with state law to increase energy efficiency and reduce the end-use electric consumption by its customers, effectively replacing carbon-producing generation. This plan calls for the utility to establish programs for its customers to reduce their energy consumption by 5.55% by 2015. In 2009, Consumers exceeded the usage reduction mandated by law for the first year of its six year plan. Consumers’ energy optimization plan encompasses all classes of customers, including residential, commercial and industrial customers.

In the natural gas sector, Consumers has been actively engaged for a number of years in reducing methane releases, and in 2007 Consumers received the US Environmental Protection Agency Natural Gas STAR Award for voluntary measures undertaken in this area over the past 10 years. Methane is a gas which is roughly twenty times more potent as a greenhouse gas than carbon dioxide, so efforts to reduce methane have a larger payback to the environment.

Finally, while CMS recognizes that greenhouse gases and in particular carbon dioxide present significant issues for all electric and gas utilities, we believe that it is in the best interest of our shareholders to continue on the course we have previously set, relying on specific approved projects, rather than establishing a specific carbon target. This is particularly true given the current uncertainty as to the outcome of the ultimate legislative and regulatory approach to be taken at the national level on the issue of greenhouse gas emissions. CMS has reported on its carbon emissions in its filings before the Securities and Exchange Commission and under the carbon disclosure project, including in its Annual Report on Form 10-K for 2009 on pages 80-81. CMS is also actively engaged with industry groups and has been closely monitoring legislative and regulatory activities on carbon.

Shareholder Proposal No. 2 — COAL COMBUSTION WASTE REPORT

As You Sow Foundation, 311 California Street, Suite 510, San Francisco, CA 94104 (representing Miller/Howard Investments, Inc. and the Mercantile Trust/Premier Trust EQ2B) has notified us that their representatives intend to present the following proposal at this year’s meeting:

RESOLVED: Shareholders request that the Board prepare a report on the company’s efforts, above and beyond current compliance, to reduce environmental and health hazards associated with coal combustion waste, and how those efforts may reduce legal, reputation and other risks to the company’s finances and operations. This report should be available to shareholders by August 2010, be prepared at reasonable cost, and omit confidential information such as propriety data or legal strategy.

Supporting Statement

Coal combustion waste (CCW) is a by-product of burning coal that contains high concentrations of arsenic, mercury, heavy metals and other toxins filtered out of smokestacks by pollution control equipment. CCW is often stored in landfills, impoundment ponds or abandoned mines. Over 130 million tons of CCW are generated each year in the U.S.

Coal combustion comprises 47.5% of CMS Energy’s generation capacity. CCW is therefore a significant issue for our company.

The toxins in CCW have been linked to cancer, organ failure, and other serious health problems. In October 2009, the U.S. Environmental Protection Agency (EPA) published a report finding that “Pollutants in coal combustion wastewater are of particular concern because they can occur in large quantities (i.e., total pounds) and at high concentrations ... in discharges and leachate to groundwater and surface waters.”

The EPA has found evidence at over 60 sites in the U.S. that CCW has polluted ground and surface waters.

Recent reports by the New York Times and others have drawn attention to CCW’s impact on the nation’s waterways, as a result of leaking CCW storage sites or direct discharge into surrounding rivers and streams.

The Tennessee Valley Authority’s (TVA) 1.1 billion gallon CCW spill in December 2008 that covered over 300 acres in eastern Tennessee with toxic sludge highlights the serious environmental risks associated with CCW. TVA estimates a total cleanup cost of $1.2 billion. This figure does not include the legal claims that have arisen in the spill’s aftermath, including the large class-action lawsuit brought against TVA in January 2009.

The EPA plans to determine by the end of 2009 whether certain power plant by-products such as coal ash should be treated as hazardous waste, which would subject CCW to stricter regulations.

While dry CCW has several beneficial re-uses, such as in concrete, pavement and drywall, it can also pose public health and environmental risks in the dry form.

The EPA has identified over 580 CCW impoundment facilities around the country. At least 49 of these have been rated by the National Inventory of Dams (NID) as “high hazard potential” sites, where a dam breach would likely result in a loss of human life and significant environmental consequences. Of our company’s 8 sites, only one has been rated.

Our company’s response to the EPA’s request for information regarding surface impoundments indicates that one site had eight exceedances of the monthly allowance of selenium — a bioaccumulative element that is hazardous to regional ecosystems.

YOUR BOARD RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL No. 2.

Board of Directors Statement in Opposition to Shareholder Proposal No. 2

The CMS Board believes that this proposal is not in the best interest of CMS or its shareholders and opposes it for the following reasons:

This proposal seeks a report on CMS’ efforts above and beyond current compliance to reduce environmental and health hazards associated with CCW. However, a report on CMS’ efforts in this area is unnecessary as the information is already a matter of public record. Consumers’ CCW landfills are licensed landfills regulated under Michigan’s solid waste act and subject to quarterly inspections by the Michigan Department of Natural Resources and Environment. Extensive and comprehensive regulations covering ash disposal facilities provide for the siting, engineering, construction, operation, monitoring, closure, post-closure care and financial assurance of these landfills. The dike integrity and stability have been assessed by an independent consultant. CMS is evaluating its compliance with ongoing and anticipated future requirements, and issuing a report “above and beyond current compliance” is not necessary and could result in unnecessary expense to CMS and its shareholders.

Consumers has undertaken numerous projects and programs to both protect the environment and reduce the risks associated with storage of large quantities of CCW. A significant project was the conversion to dry fly ash handling at all of our power generating sites which reduces the risk of dike failure, reduces the risk of groundwater and surface water contamination, and has the added benefit of allowing the ash to be marketed for beneficial use. In total, Consumers has invested over $80 million in converting to dry ash-handling systems. The use of dry ash-handling systems and the conversion to the burning of western coal in the power plants have enabled Consumers to sell approximately 200,000 tons of ash annually for beneficial use.

Consumers has made substantial investments to assure that our ash disposal facilities are safe, environmentally sound and meet the requirements of Michigan’s solid waste act. There were some minor exceedances of selenium limits at one outfall location that were reported to the Environmental Protection Agency, but this issue was fully resolved in 2008 with the closure of the outfall. We continue to evaluate and manage these facilities to minimize both the risks to the environment and the shareholder.

For the aforementioned reasons, we oppose the proposal to produce a report on CMS’ efforts associated with CCW as being unnecessary.

2011 PROXY STATEMENT INFORMATION

A shareholder who wishes to submit a proposal for consideration at the 2011 annual meeting pursuant to the applicable rules of the SEC must send the proposal to reach our Corporate Secretary on or before December 10, 2010 in order to be considered for inclusion in the Corporation’s proxy materials and must be in accordance with the procedures required to be followed under our Bylaws. In any event, if we have not received written notice of any matter to be proposed at that meeting by February 23, 2011, the holders of the proxies may use their discretionary voting authority on any such matter. The proposals should be addressed to: Corporate Secretary, CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201.

COMMON STOCK PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS
The undersigned appoints KENNETH WHIPPLE, DAVID W. JOOS and CATHERINE M. REYNOLDS, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the annual meeting of shareholders of CMS Energy Corporation to be held at the Corporate Headquarters located at One Energy Plaza, Jackson, Michigan, at 9:00 AM Eastern Daylight Saving Time on May 21, 2010 and at the adjournment(s) thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting, all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified. IF THIS PROXY IS RETURNED SIGNED BUT NOT COMPLETED, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL ITEMS.
IF YOU CANNOT VOTE BY TOUCH TONE PHONE OR INTERNET, PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT RESPONSE.

Please Fold and Detach Proxy Card at Perforation
(After you vote by phone or Internet, PLEASE THROW AWAY THE CARD ABOVE.)
Thank you for being a CMS Energy shareholder.
Please take a moment now to vote your shares for the upcoming annual shareholders’ meeting.
Your Vote is Important!
You can vote in one of three ways:

OPTION 1:	Vote by telephone: Call toll free 1-888-297-9641 using a touch tone phone 24 hours a day, 7 days per week. Have your attached proxy card at hand when you call and then follow the instructions. If you wish to vote as recommended by the Board of Directors, simply press 1. That’s all there is to it ... End of call. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts.

There is no charge for this call.

OPTION 2:	Vote via the Internet: www.proxyvoting.com/cms and respond to a few simple prompts.
THANK YOU FOR VOTING BY TELEPHONE OR INTERNET AND SAVING COSTS!

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For Touch Tone Telephone: 1-888-297-9641
Internet Voting: www.proxyvoting.com/cms
(Your telephone or Internet vote authorizes the voting of your shares in the same manner as if you had marked, signed and returned your proxy card.)

OPTION 3:	If you do not have access to a touch tone phone or to the Internet, please complete and return the proxy card above.

PLEASE VOTE BY TOUCH TONE TELEPHONE OR INTERNET IF POSSIBLE TO MINIMIZE COSTS.
☐	TO VOTE AS RECOMMENDED by the Board of Directors on all items, PLEASE MARK THIS BOX, SIGN, DATE AND RETURN THIS PROXY.
(No additional boxes need to be marked. If additional boxes are marked, this box will take precedence.)
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS A and B.

A. ELECTION OF DIRECTORS	☐ FOR all nominees listed below (except as indicated below) ☐ WITHHOLD AUTHORITY to vote for all nominees listed below
(01) Merribel S. Ayres, (02) Jon E. Barfield, (03) Stephen E. Ewing, (04) Richard M. Gabrys,

(05) David W. Joos, (06) Philip R. Lochner, Jr., (07) Michael T. Monahan, (08) John G. Russell,

(09) Kenneth L. Way and (10) John B. Yasinsky.

(Instruction: To withhold authority to vote for an individual nominee, write that nominee’s name on the space provided below.)

		FOR	AGAINST	ABSTAIN
B.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PricewaterhouseCoopers LLP).	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM C SHAREHOLDER PROPOSALS 1 AND 2.

C. SHAREHOLDER PROPOSALS		FOR	AGAINST	ABSTAIN
1.	Greenhouse Gas Emission Goals and Report	☐	☐	☐

2.	Coal Combustion Waste Report	☐	☐	☐

INTERNET ACCESS: I would prefer to access

☐	annual reports and proxy statements on the internet. (No paper copies. You do not need to provide an E-mail address.)

☐	ANNUAL REPORTS: I receive more than one CMS annual report. Please do not send annual reports for this account in the future.
IF YOU CANNOT VOTE BY TOUCH TONE PHONE OR INTERNET, PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. No postage is needed if mailed in the United States.

Signed

Dated	, 2010

16558 3-10 A